Exhibit 99.1
PART I
Item 1. Business
Forum Energy Technologies, Inc., a Delaware corporation (the “Company,” “FET,” “we,” “our” or “us”), is a global manufacturing company serving the oil, natural gas, industrial and renewable energy industries. Our common shares are listed on the New York Stock Exchange (“NYSE”) under the symbol “FET.” Our principal executive offices are located at 10344 Sam Houston Park Drive, Houston, Texas 77064, our telephone number is (713) 351-7900, and our website is www.f-e-t.com. Our Annual Reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and all amendments thereto, are available free of charge in the “Investors” section of our website as soon as reasonably practicable after such reports are electronically filed with or furnished to the Securities and Exchange Commission (“SEC”). These reports are also available on the SEC’s website at www.sec.gov. Information contained on or accessible from our website is not incorporated by reference into this Annual Report on Form 10-K and should not be considered part of this report or any other filing that we make with the SEC.
Overview
We are a global manufacturing company serving the oil, natural gas, industrial and renewable energy industries. With headquarters in Houston, Texas, FET provides value added solutions aimed at improving the safety, efficiency, and environmental impact of our customers’ operations. Our highly engineered products include capital equipment and consumable products. FET’s customers include oil and natural gas operators, land and offshore drilling contractors, oilfield service companies, pipeline and refinery operators, and renewable energy and new energy companies. Consumable products are used by our customers in drilling, well construction and completion activities and at processing centers and refineries. Our capital products are directed at drilling rig equipment for constructing new or upgrading existing rigs, subsea construction and development projects, pressure pumping equipment, the placement of production equipment on new producing wells, downstream capital projects and capital equipment for renewable energy projects. In 2023, over 60% of our revenue was derived from consumable products and activity-based equipment, while the balance was primarily derived from capital products with a small amount from rental and other services.
We expect that the world’s long-term energy demand will continue to rise for many decades. We also expect hydrocarbons will continue to play a vital role in meeting the world’s long-term energy needs while renewable energy sources develop to scale. As such, we remain focused on serving our customers in both oil and natural gas as well as renewable energy applications. We are continuing to develop products to help oil and gas operators lower expenses, increase production, and reduce their emissions while also deploying our technologies in renewable energy applications.
In the first quarter 2024, following the acquisition (the “Variperm Acquisition”) of Variperm Holdings Ltd. ("Variperm"), we aligned our reportable segments with business activity drivers, our customer base, and the manner in which management reviews and evaluates operating performance. FET now operates in the following two reportable segments: (1) Drilling and Completions and (2) Artificial Lift and Downhole. Refer to Note 17 Business Segments for the product lines making up each segment. Our historical results of operations were recast retrospectively to reflect these changes in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).
We incorporate by reference the segment and geographic information for the last two years set forth in Note 17 Business Segments, and the information with respect to the Variperm Acquisition set forth in Note 4 Acquisition.
DRILLING AND COMPLETIONS SEGMENT
Our Drilling and Completions segment designs, manufactures and supplies products and solutions to the drilling, subsea, coiled tubing, well stimulation and intervention markets, including applications in oil and natural gas, renewable energy, defense and communications. The products and solutions consist primarily of (i) capital equipment and consumable products used in the drilling process; (ii) subsea remotely operated vehicles (“ROVs”) and trenchers, submarine rescue vehicles, specialty components and tooling, and technical services; (iii) capital and consumable products sold to the pressure pumping market, including hydraulic fracturing pumps, cooling systems, high-pressure flexible hoses and flow iron, as well as wireline cable and pressure control equipment used in the well completion and intervention service markets; and (iv) coiled tubing strings and coiled line pipe and related services.

There are several factors that drive demand for our Drilling and Completions segment. Our Drilling product line is influenced by global drilling activity, the level of capital investment in drilling rigs and equipment replacement as drilling contractors modify or replace existing rigs to improve capability, efficiency or safety, and the number of rigs in use, and the severity of operating conditions. Our Subsea product line is affected by global offshore activity, defense spending, subsea equipment and pipeline installation, repair and maintenance expenditures, and growth in offshore windfarm development. Demand for our Stimulation & Intervention and Coiled Tubing product lines is impacted by the level of shale or tight sand basin hydraulic fracturing activity and the level of workover and intervention activity.
Drilling. We provide both drilling capital equipment and consumables, with a focus on products that enhance our customers’ handling of tubulars and drilling fluids on the drilling rig. Our product offering includes powered and manual tubular handling equipment; customized offline crane systems; drilling data acquisition management systems; pumps, pump parts, valves, and manifolds; drilling fluid end components; and, a broad line of items consumed in the drilling process.
Drilling capital equipment. We design and manufacture a range of powered and manual tubular handling tools used on onshore and offshore drilling rigs. Our Forum B+V Oil Tools and Wrangler™ branded tools reduce direct human involvement in the handling of pipe during drilling operations, improving safety, speed and efficiency of operations. Our tubular handling tools include elevators, clamps, rotary slips, rotary tongs, powered slips, spiders and kelly spinners. Our make-up and break-out tools, called Forum Roughneck™, automate a dangerous rig floor task and improve rig drilling speed and safety. Our hydraulic catwalks mechanize the lifting and lowering of tubulars to and from the drill floor, eliminating or reducing the need for traditional drill pipe and casing “pick-up and lay-down” operations with associated personnel. We also design and manufacture a range of rig-based offline activity cranes and multi-purpose cranes.
In addition to powered tubular handling equipment, we design and manufacture drilling manifold systems and high-pressure piping packages. Finally, we repair and service drilling equipment for both land and offshore rigs. Many of our service employees work in the field to address problems at the rig site.
Consumable products. We manufacture a range of consumable products used on drilling rigs, well servicing rigs, and hydraulic fracturing systems. Our consumable products include valves, centrifugal pumps, mud pump fluid end components, including P-Quip™ mud pump modules, Forumlok™, rig sensors, inserts, and dies. We are also a supplier of oilfield bearings, including FracMax™, to original equipment manufacturers and repair businesses for use in drilling and well stimulation equipment.
Our primary customers in this product line include domestic and international drilling rig contractors operating land and offshore based drilling rigs.
Subsea. We design and manufacture capital equipment and specialty components used in the subsea sector and provide a broad suite of complementary technical services. We have a core focus on the design and manufacture of ROV systems, other specialty subsea vehicles, and rescue submarines, as well as critical components of these vehicles. Many of our related technical services complement our vehicle offerings.
Subsea vehicles. We are a leading designer and manufacturer of a wide range of ROVs that we supply to the offshore subsea construction, observation and related service markets. The market for ROVs can be segmented into three broad classes of vehicles based on size and category of operations: (1) large work-class vehicles and trenchers for construction and installation activities, (2) drilling-class vehicles deployed from and for use around an offshore rig and (3) observation-class vehicles for inspection and light manipulation. We are a leading provider of work-class and observation class vehicles.
We design and manufacture large work-class ROVs through our highly respected Perry® brand. These vehicles are principally used in deepwater construction applications. In addition to work-class ROVs, we design and manufacture large trenchers that travel along the sea floor for trenching, installation and burial operations. The largest of these trenchers is able to cut over three meters deep into the seafloor to lay pipelines, power cables or communications cables for customers in the pipeline, offshore wind power and telecom markets.
Our Forum Sub-Atlantic® branded observation-class vehicles are electrically powered and are principally used for inspection, survey and light manipulation, and serve a wide range of industries.
In addition to ROVs, we design and manufacture subsea rescue vehicles capable of a range of tasks, including submarine rescue operations, diver support, seabed survey, port security, under hull search and a variety of other tasks.

Our subsea vehicle customers are primarily large offshore service companies that serve the oil and natural gas, telecommunications, offshore wind power, and other industries operating in marine environments. In addition, we sell products to a range of governmental organizations including naval, maritime science and geoscience research organizations.
Subsea products and technical services. We are also a leading designer and manufacturer of subsea products and components utilized in conjunction with ROVs for the oil and natural gas, renewables, telecommunications and defense markets. We manufacture Dynacon® branded ROV launch and recovery systems, linear cable engines, Sub-Atlantic® branded ROV thrusters, and a wide range of hydraulic power units and valve packs. We design and manufacture these ROV components for incorporation into our own vehicles as well as for sale to other ROV manufacturers. We also provide a broad suite of subsea tooling and technical services.
Stimulation and Intervention. We provide a broad range of high-pressure pumps and flow equipment used by pressure pumping companies during stimulation, intervention (principally plug and perforation activity) and flowback processes. We sell power end assemblies, industrial heat exchanger and cooling systems, manifolds and manifold trailers, high-pressure flexible hoses and flow iron. Frequent refurbishment and recertification of flow equipment is critical to ensuring the reliable and safe operation of a pressure pumping company’s fleet. We perform these services and position inventory in strategic locations in North America.
We also manufacture pressure control products that are used for well intervention operations and sold domestically and internationally to oilfield service companies and equipment rental companies. Products we supply include blowout preventers for coiled tubing and wireline units and our Hydraulic Latch Assembly, which is used to facilitate efficient zipper fracturing operations. We also manufacture electro-mechanical wireline cables as well as innovative EnviroLite branded (greaseless) cables. We also conduct aftermarket refurbishment and recertification services for pressure control equipment.
Our primary customers in the Stimulation and Intervention product line are pressure pumping, wireline and flowback service companies. In addition, we sell directly to pressure pumping original equipment manufacturers.
Coiled Tubing. We manufacture Global Tubing® branded coiled tubing strings, including DURACOIL (quench and temper), and coiled line pipe, and provide related services. Coiled tubing strings are consumable components utilized to perform well completion and intervention activities. Our coiled line pipe offering serves as an alternative to conventional line pipe and flexible composite alternatives in onshore and offshore applications. In addition, our coiled line pipe offering can be utilized to transport carbon for injection into underground storage.
The product line’s primary customers are domestic and international service companies that provide coiled tubing services and oil and gas operators.
ARTIFICIAL LIFT AND DOWNHOLE SEGMENT
Our Artificial Lift and Downhole segment designs, manufactures and supplies products and solutions for the artificial lift, production and infrastructure markets. The products and solutions consist primarily of: (i) products designed to safeguard artificial lift equipment and cables, and well construction casing and cementing equipment; (ii) engineered process systems, production equipment, as well as specialty separation equipment; and (ii) a wide range of industrial valves focused on oil and natural gas as well as power generation, renewable energy and other general industrial applications.
There are several factors that drive demand for our Artificial Lift and Downhole segment. Our Downhole product line is impacted by the level of well completion activity and complexity of well construction and completion. Our Production Equipment product line’s primary market driver is the level of spending associated with new producing wells as well as spending on midstream and downstream projects. In addition, demand for our Valve Solutions products is affected by activity levels in the power generation, process, petrochemical and mining industries.
Downhole. We manufacture a broad line of downhole products that are consumed during the construction, completion and production phases of a well’s lifecycle.
Downhole protection systems. We offer a full selection of downhole protection solutions and artificial lift accessories through our various brands such as Cannon Services™ and Multilift. Our Cannon Services protectors are used to shield downhole control lines, cables and gauges during installation and to provide protection during production enhancement operations. We design and manufacture a variety of downhole protection solutions for electrical submersible pump (“ESP”) cabling, encapsulated control lines, sub-surface safety valves and permanent downhole gauges. We provide both standard and customized protection systems, and we utilize a range of materials in our products for various downhole environments. SandGuard™ and Cyclone™ branded completion tools extend the useful life of an ESP by protecting it against sand and other solids during shutdown and startup. Forum’s GasGuard™ branded product also extends the useful life of an ESP by breaking down gas slugs, creating an uninterrupted flow of liquid.
Casing and cementing tools. Through our Davis-Lynch™ branded downhole well construction operations, we design and manufacture products used in the construction of oil, natural gas and geothermal wells. We supply a full portfolio of centralizers, float equipment, stage cementing tools, inflatable packers, flotation collars, cementing plugs and surge reduction equipment. Our products are used globally in the construction of onshore and offshore wells.
Our primary customers in this product line are oil and natural gas producers, and service companies providing completions, artificial lift and other intervention services to producers.
Production Equipment. Our Production Equipment product line provides engineered process systems for capital equipment used at the wellsite and for production processing in the U.S. Once a well has been drilled, completed and brought on stream, we provide the well operator with process equipment necessary to make the oil or natural gas ready for transmission. We engineer, fabricate and install separators, packaged production systems and pressure vessels, skidded vessels with gas measurement, modular process plants, header and manifold skids, process and flow control equipment and separators to help clean and process oil or natural gas as it travels from the wellhead and along the transmission line to the refinery. Our customers are principally U.S. oil and natural gas operators or producers.
We also design and provide process oil treatment equipment, including EDGE® and NU-STATIC® branded desalters and dehydrator technologies, used in refineries and other process applications worldwide. We have a team of highly trained technicians and field service engineers for repair and installation, and we supply a broad range of replacement parts for our equipment and other manufacturers. This equipment removes sand, water and suspended solids from hydrocarbons prior to their transmission or refining.
Valve Solutions. We provide a wide range of industrial valves that principally serve the upstream, midstream and downstream markets of the oil and natural gas industry. Our valves also serve general industrial, power generation and process industry customers as well as the mining industry. In addition, our Canadian operations provide significant exposure to heavy oil projects. We provide ball, gate, globe and check valves across a range of sizes and applications.
We market our valves to our customers and end users through our recognized brands: PBV®, DSI® and Accuseal®. Much of our production is sold through distribution supply companies, with our marketing efforts targeting end users for pull through of our valve products.
Our supply chain systems enable us to design and sell high-quality engineered valves, as well as provide standardized products, while maintaining competitive pricing and minimizing capital requirements. We utilize our international manufacturing partners to produce completed products and components for the majority of our valve products.
Depending on the product, our valves are manufactured to conform to the standards of one or more of the API, American National Standards Institute, American Bureau of Shipping, and International Organization for Standardization and/or other relevant standards governing the design and manufacture of industrial valves.

Business history
FET was incorporated in 2005 and formed through a series of acquisitions. In August 2010, Forum Oilfield Technologies, Inc. was renamed Forum Energy Technologies, Inc., when four other companies were merged into FET. On April 17, 2012, we completed our initial public offering.
Backlog
As we provide a mix of consumable products, capital goods, and repair parts and services, the majority of orders and commitments included in our backlog as of December 31, 2023 are scheduled to be delivered within six months. Our backlog was approximately $241.6 million at December 31, 2023 and approximately $264.8 million at December 31, 2022. Substantially all of the projects currently in our backlog are subject to change and our customers may seek to terminate these orders. However, customers are generally required to pay us for work performed as well as other costs and fees as a result of such changes or termination. It is difficult to predict how much of our current backlog may be delayed or terminated, or subject to changes, as well as our ability to collect termination or change fees.
Our consumable and repair products are predominantly off-the-shelf items requiring short lead-times, generally less than six months, and our related refurbishment or other services are also not contracted with significant lead time. The composition of our backlog is reflective of our mix of capital equipment, consumable products, aftermarket and other related items. Our bookings, which consist of written orders or commitments for our products or related services, during the years ended December 31, 2023 and 2022 were approximately $724.3 million and $780.7 million, respectively.
Customers
No customer represented more than 10% of consolidated revenue in any of the last two years.
Seasonality
Our business is not significantly impacted by seasonality. However, our customers are susceptible to exhausting their capital and operating budgets in the fourth quarter. As a result, we may experience decreased demand for our products in the fourth quarter. In addition, given the geographic proximity of a number of our facilities to the Gulf Coast, we are subject to business interruptions caused by hurricanes and tropical storms. Furthermore, a portion of the revenue we generate from Canadian operations often benefits from higher first quarter activity levels, as operators take advantage of the winter freeze to gain access to remote drilling and production areas; however, these Canadian operations are also subject to decreased activity levels in the second quarter due to the winter thaw.
Competition
The markets in which we operate are highly competitive. We compete with a number of companies of varying sizes. There are several large national and multinational companies that have longer operating histories, greater financial, technical and other resources and greater name recognition. In addition, we have several smaller competitors who compete with us on a regional or local basis. These competitors are often times very quick to respond to new or emerging technologies and services, and changes in customer requirements. The principal competitive factors in our markets are product quality and performance, price, breadth of product offering, availability of products and services, performance, distribution capabilities, technical expertise, responsiveness to customer needs, reputation for service and intellectual property rights. We believe our products and services in each segment are comparable in price, quality, performance and dependability with our competitors’ offerings. We seek to differentiate ourselves from our competitors by providing a rapid response to the needs of our customers, expert knowledge, a high level of customer service, and innovative product development initiatives. Some of our competitors expend greater amounts of money than us on formal research and engineering efforts. We believe, however, that our product development efforts are enhanced by the investment of management time that we make to improve our customer service and to work with our customers on their specific product needs and challenges.
Although we have no single competitor across all of our product lines, the companies we compete with across the greatest number of our product lines include National Oilwell Varco, Inc., Cameron International Corporation (a subsidiary of Schlumberger), TechnipFMC plc, Tenaris S.A., and Caterpillar, Inc.

Patents, trademarks and other intellectual property
We currently hold multiple U.S. and international patents and trademarks, have a number of pending patent and trademark applications and have developed a significant amount of trade secrets or other know how in the areas where we compete. Although our patents, trademarks, licenses, trade secrets and know how are material to us in the aggregate, we do not regard any single piece of intellectual property to be material to our business as a whole.
Raw materials
We acquire component parts, products and raw materials from suppliers, including foundries, forge shops, and original equipment manufacturers. The prices we pay for our raw materials may be affected by, among other things, energy, steel and other commodity prices, inflationary pressures, tariffs and duties on imported materials and foreign currency exchange rates. Certain of our component parts, products or raw materials, such as bearings, are only available from a limited number of suppliers. Please see “Risk factors—Risks related to our business—We rely on relationships with key suppliers to operate and maintain our business.”
Timely receipt of raw materials is critical to our business. In 2022, raw material prices for many of our product lines were negatively impacted by inflationary pressures. During 2023, inflationary pressures began to improve, but the timing of any further reduction in inflation is unknown, and it is unclear whether we will be able to continue purchasing raw materials on a timely basis or at acceptable prices in the future. We generally try to purchase raw materials from multiple suppliers so that we are not dependent on any one supplier, but this is not always possible.
Working Capital
An important consideration for many of our customers in selecting a vendor is timely availability of the product. Customers may pay a premium for earlier or immediate availability because of the cost of delays in critical operations. We stock our consumable products in regional warehouses or on consignment around the world so that these products are available for our customers when needed. This availability is especially critical for certain consumable products, causing us to carry substantial inventories for these products. For critical capital items in which demand is expected to be strong, we often build certain items before we have a firm order. Our having such goods available on short notice can be of great value to our customers. We also stock raw materials and components in order to be in a position to build products in response to market demand.
We typically offer our customers standard payment terms of 30 days, although during downturns in activity, customers often take 65 days or more to settle accounts. For sales into certain countries or for select customers, we might require payment upfront or credit support through a letter of credit. For longer term projects, we typically require progress payments as important milestones are reached. On average, we collect our receivables in about 60 days from shipment resulting in a substantial investment in accounts receivable. Standard terms with our vendors are 90 days. For critical items sourced from significant vendors, we have settled accounts more quickly, sometimes in exchange for early payment discounts.
Governmental regulation
Our operations are subject to numerous stringent and complex laws and regulations governing the discharge of materials into the environment, health and safety aspects of our operations, or otherwise relating to human health and environmental protection. In addition to environmental and worker safety regulations, we are subject to regulation by numerous other governmental regulatory agencies, including the U.S. Department of Labor and other state, local and international bodies regulating worker rights and labor conditions. In addition, we are subject to certain requirements to contribute to retirement funds or other benefit plans and laws in some jurisdictions in which we operate restrict our ability to dismiss employees. Failure to comply with these laws or regulations or to obtain or comply with permits may result in the assessment of administrative, civil and criminal penalties, imposition of remedial or corrective action requirements, and the imposition of injunctions to prohibit certain activities or force future compliance.
The trend in environmental regulation has been to impose increasingly stringent restrictions and limitations on activities that may impact the environment, and thus, any changes in environmental laws and regulations or in enforcement policies that result in more stringent and costly waste handling, storage, transport, disposal, or remediation requirements could have a material adverse effect on our operations and financial position. Moreover, accidental releases or spills of regulated substances may occur in the course of our operations, and if so, we may incur significant costs and liabilities as a result of such releases or spills, including any third-party claims for damage to property, natural resources or persons.

The following is a summary of the more significant existing environmental, health and safety laws and regulations to which our business operations are subject and for which compliance may have a material adverse impact on our capital expenditures, results of operations or financial position.
Hazardous substances and waste
The Resource Conservation and Recovery Act (“RCRA”) and comparable state statutes, regulate the generation, transportation, treatment, storage, disposal and cleanup of hazardous and non-hazardous wastes. Under the auspices of the Environmental Protection Agency (“EPA”), the individual states administer some or all of the provisions of the RCRA, sometimes in conjunction with their own, more stringent requirements. We are required to manage the transportation, storage and disposal of hazardous and non-hazardous wastes in compliance with the RCRA.
The Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), also known as the Superfund law, imposes joint and several liability, without regard to fault or legality of conduct, on classes of persons who are considered to be responsible for the release of a hazardous substance into the environment. These persons include the owner or operator of the site where the release occurred, and anyone who disposed or arranged for the disposal of a hazardous substance released at the site. We currently own, lease, or operate numerous properties that have been used for manufacturing and other operations for many years. We also contract with waste removal services and landfills. These properties and the substances disposed or released on them may be subject to the CERCLA, RCRA and analogous state laws. Under such laws, we could be required to remove previously disposed substances and wastes, remediate contaminated property, or perform remedial operations to prevent future contamination. In addition, it is not uncommon for neighboring landowners and other third-parties to file claims for personal injury and property damage allegedly caused by hazardous substances released into the environment.
Hydraulic fracturing
A significant percentage of our customers’ oil and natural gas production is being developed from unconventional sources, such as hydrocarbon shales. These formations require hydraulic fracturing completion processes to release the oil or natural gas from the rock so that it can flow through the formations. Hydraulic fracturing involves the injection of water, sand and chemicals under pressure into the formation to stimulate production. A number of federal agencies, including the EPA and the U.S. Department of Energy, are analyzing, or have been requested to review, a variety of environmental issues associated with shale development, including hydraulic fracturing. Moreover, various political groups and officials are requesting or have discussed implementing a ban on hydraulic fracturing, or oil and gas extraction generally, on federal lands. For more information, please see “Risk Factors-Potential legislation or regulations restricting the use of hydraulic fracturing could reduce demand for our products.”
Operating risk and insurance
We maintain insurance coverage of types and amounts that we believe to be customary and reasonable for companies of our size and with similar operations. In accordance with industry practice, however, we do not maintain insurance coverage against all of the operating risks to which our business is exposed. Therefore, there is a risk our insurance program may not be sufficient to cover any particular loss or all losses. Currently, our insurance program includes coverage for, among other things, general liability, umbrella liability, sudden and accidental pollution, personal property, vehicles, workers’ compensation, and employer’s liability coverage.
Employees
As of December 31, 2023, we had approximately 1,600 employees. Of our total employees, approximately 1,100 were in the U.S., 200 were in the United Kingdom, 100 were in Germany, 100 were in Canada and 100 were in other locations. We are not a party to any collective bargaining agreements, other than in our Hamburg, Germany facility. We consider our relations with our employees to be satisfactory.

Item 2. Properties
The following table describes the significant facilities owned or leased by us as of December 31, 2023, for our Drilling and Completions (“D&C”) and Artificial Lift and Downhole (“A&D”) segments:

Country	Location	Number of facilities	Description	Leased or Owned	Segments
Canada	Red Deer	2	Service/Distribution	Leased	D&C
	Calgary	1	Manufacturing	Leased	D&C
	Edmonton	2	Service/Distribution	Leased	D&C
	Grande Prairie	1	Service/Distribution	Leased	D&C
Germany	Hamburg	1	Manufacturing	Leased	D&C
Saudi Arabia	Dammam	1	Manufacturing/Distribution	Owned	Shared
UAE	Jebel Ali	1	Service/Distribution	Leased	Shared
United Kingdom	Aberdeen	1	Service/Distribution	Leased	D&C
	Kirkbymoorside	1	Manufacturing	Owned	D&C
United States	Broussard, LA	1	Manufacturing/Service/Distribution	Leased	D&C
	Bryan, TX	1	Manufacturing	Leased	D&C
	Clearfield, PA	1	Manufacturing/Service/Distribution	Owned	A&D
	Dayton, TX	1	Manufacturing	Owned	D&C
	Fort Worth, TX	1	Manufacturing/Service	Leased	D&C
	Guthrie, OK	1	Manufacturing	Leased	A&D
	Houston, TX	2	Corporate/Manufacturing	Leased	Shared
	Humble, TX	1	Manufacturing	Leased	D&C
	Midland, TX	1	Service/Distribution	Leased	D&C
	Odessa, TX	1	Service/Distribution	Leased	D&C
	Odessa, TX	1	Service/Distribution	Leased	A&D
	Pearland, TX	1	Manufacturing/Distribution	Owned	A&D
	Plantersville, TX	1	Manufacturing/Distribution	Leased	D&C
	Smock, PA	1	Service	Leased	D&C
	Stafford, TX	1	Manufacturing/Distribution	Leased	A&D
	Stafford, TX	1	Manufacturing	Owned	A&D
	Tyler, TX	1	Distribution	Leased	D&C
	Williston, ND	1	Service/Distribution	Leased	Shared
We believe our facilities are suitable for their present and intended purposes, and are adequate for our current and anticipated level of operations.
We incorporate by reference the information set forth in Item 1 and Item 7 of this Annual Report on Form 10-K and the information set forth in Note 6 Property and Equipment, Note 9 Leases and Note 12 Commitments and Contingencies.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and related notes included under Item 8 of this Annual Report on Form 10-K. This discussion contains forward-looking statements based on our current expectations, estimates and projections about our operations and the industry in which we operate. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of a variety of risks and uncertainties, including those described in “Risk Factors” and “Cautionary note regarding forward-looking statements” and elsewhere in this Annual Report on Form 10-K. We assume no obligation to update any of these forward-looking statements.
Overview
We are a global manufacturing company serving the oil, natural gas, industrial and renewable energy industries. With headquarters in Houston, Texas, FET provides value added solutions aimed at improving the safety, efficiency, and environmental impact of our customers’ operations. Our highly engineered products include capital equipment and consumable products. FET’s customers include oil and natural gas operators, land and offshore drilling contractors, oilfield service companies, pipeline and refinery operators, and renewable energy and new energy companies. Consumable products are used by our customers in drilling, well construction and completion activities and at processing centers and refineries. Our capital products are directed at drilling rig equipment for constructing new or upgrading existing rigs, subsea construction and development projects, pressure pumping equipment, the placement of production equipment on new producing wells, downstream capital projects and capital equipment for renewable energy projects. In 2023, over 60% of our revenue was derived from consumable products and activity-based equipment, while the balance was primarily derived from capital products with a small amount from rental and other services.
We expect that the world’s long-term energy demand will continue to rise for many decades. We also expect hydrocarbons will continue to play a vital role in meeting the world’s long-term energy needs while renewable energy sources develop to scale. As such, we remain focused on serving our customers in both oil and natural gas as well as renewable energy applications. We are continuing to develop products to help oil and gas operators lower expenses, increase production, and reduce their emissions while also deploying our technologies in renewable energy applications.
In the first quarter 2024, following the Variperm Acquisition, we aligned our reportable segments with business activity drivers, our customer base, and the manner in which management reviews and evaluates operating performance. FET now operates in the following two reportable segments: (1) Drilling and Completions and (2) Artificial Lift and Downhole. Refer to Note 17 Business Segments for the product lines making up each segment. Our historical results of operations were recast retrospectively to reflect these changes in accordance with U.S. GAAP.
A summary of the products and services offered by each segment is as follows:
•Drilling and Completions. This segment designs, manufactures and supplies products and solutions to the drilling, subsea, coiled tubing, well stimulation and intervention markets, including applications in the oil and natural gas, renewable energy, defense and communications industries. The products and solutions consist primarily of (i) capital equipment and consumable products used in the drilling process; (ii) capital equipment and aftermarket products including subsea remotely operated vehicles (“ROVs”) and trenchers, submarine rescue vehicles, specialty components and tooling, and technical services; (iii) capital equipment and consumable products sold to the pressure pumping market, including hydraulic fracturing pumps, cooling systems, and high-pressure flexible hoses and flow iron; (iv) wireline cable and pressure control equipment used in the well completion and intervention service markets; and (v) coiled tubing strings and pressure control equipment used in coiled tubing operations, as well as coiled line pipe and related services.
•Artificial Lift and Downhole. This segment designs, manufactures and supplies products and solutions for the artificial lift, well construction, production and infrastructure markets. The products and solutions consist primarily of: (i) products designed to safeguard artificial lift equipment and downhole cables; (ii) well construction casing and cementing equipment; (iii) customized downhole technology solutions, providing sand and flow control products for heavy oil applications; (iv) engineered process systems, production equipment, as well as specialty separation equipment; and (v) a wide range of industrial valves focused on oil and natural gas as well as power generation, renewable energy and other general industrial applications.

Market Conditions
Demand for our products and services is directly related to our customers’ capital and operating budgets. These budgets are heavily influenced by current and expected energy prices. In addition, demand for our capital products is driven by the utilization of service company equipment. Utilization is a function of equipment capacity and durability in demanding environments.
Oil and natural gas prices softened in the first half 2023 as a result of global recessionary fears, but rebounded somewhat during the second half of 2023 as supply tightened from further OPEC+ production cuts and growing geopolitical tensions in the Middle East. These tensions could lead to a disruption to world energy markets and international supply chains. Despite these near-term macroeconomic challenges, we expect that the world’s long-term energy demand will continue to rise and may outpace global supply as OPEC+ remains committed to maintaining stable oil prices. We expect that hydrocarbons will continue to play a vital role in meeting the world’s long-term energy needs while renewable energy sources become increasingly prominent.
The price of oil has varied dramatically over the last several years. The spot prices for West Texas Intermediate (“WTI”) and United Kingdom Brent (“Brent”) crude oil fell from $61.14 and $67.77 per barrel, respectively, as of December 31, 2019 to lows below $15.00 per barrel in April 2020. Since that time, oil prices rebounded to highs above $120.00 per barrel in March 2022 but have softened in 2023 to an average of $71.89 and $77.69 for WTI and Brent, respectively. In addition, average natural gas prices were 60.8% lower in 2023 compared to 2022.
Our revenues, over the long-term, are highly correlated to the global drilling rig count, which increased 3.6% in 2023 compared to average global rig count in 2022. The increase was driven by growth in international rig count in 2023 of 9.6% compared to 2022, while the average U.S. rig count for 2023 was 5.0% lower than 2022.
International markets grew throughout 2023 and outpaced the U.S. and are expected to continue to grow in 2024. In the U.S., publicly owned exploration and production companies are expected to continue to exercise disciplined capital spending while privately owned exploration and production companies fluctuate their activity in response to changes in oil and natural gas prices.
The table below shows average crude oil and natural gas prices for WTI, Brent, and Henry Hub:

	2023	2022
Average global oil, $/bbl
West Texas Intermediate	$77.58	$94.90
United Kingdom Brent	$82.49	$100.93

Average North American Natural Gas, $/Mcf
Henry Hub	$2.53	$6.45

The table below shows the average number of active drilling rigs operating by geographic area and drilling for different purposes based on the weekly rig count information published by Baker Hughes Company.

	2023	2022
Active Rigs by Location
United States	687	723
Canada	177	175
International	948	851
Global Active Rigs	1,812	1,749

Land vs. Offshore Rigs
Land	1,566	1,528
Offshore	246	221
Global Active Rigs	1,812	1,749

U.S. Commodity Target
Oil	549	574
Gas	135	147
Other	3	2
Total U.S. Active Rigs	687	723

U.S. Well Path
Horizontal	620	659
Vertical	17	25
Directional	50	39
Total U.S. Active Rigs	687	723
The table below shows the amount of total inbound orders by segment for the years ended December 31, 2023 and 2022:

(in millions of dollars)	2023	2022
Orders:
Drilling and Completions	$497.0	$497.2
Artificial Lift and Downhole	227.3	283.5
Total Orders	$724.3	$780.7

Results of operations

	Year ended December 31,		Change
(in thousands of dollars, except per share information)	2023	2022	$	%
Revenue
Drilling and Completions	$502,622	$483,557	$19,065	3.9%
Artificial Lift and Downhole	236,312	216,506	19,806	9.1%
Eliminations	(70)	(150)	80	*
Total revenue	$738,864	$699,913	$38,951	5.6%
Cost of sales
Drilling and Completions	$376,882	$359,872	$17,010	4.7%
Artificial Lift and Downhole	157,899	151,665	6,234	4.1%
Eliminations	(70)	(150)	80	*
Total cost of sales	$534,711	$511,387	$23,324	4.6%
Gross profit
Drilling and Completions	$125,740	$123,685	$2,055	1.7%
Artificial Lift and Downhole	78,413	64,841	13,572	20.9%
Total gross profit	$204,153	$188,526	$15,627	8.3%
Selling, general and administrative expenses:
Drilling and Completions	$106,306	$100,729	$5,577	5.5%
Artificial Lift and Downhole	46,830	44,474	2,356	5.3%
Corporate	27,253	34,268	(7,015)	(20.5)%
Total selling, general and administrative expenses	$180,389	$179,471	$918	0.5%
Segment operating income (loss)
Drilling and Completions	$19,434	$22,956	$(3,522)	(15.3)%
Operating margin %	3.9%	4.7%
Artificial Lift and Downhole	31,583	20,367	11,216	55.1%
Operating margin %	13.4%	9.4%
Corporate	(27,253)	(34,268)	7,015	20.5%
Total segment operating income	$23,764	$9,055	$14,709	162.4%
Operating margin %	3.2%	1.3%
Transaction expenses	2,892	—	2,892	*
Gain on sale-leaseback transactions	—	(7,000)	7,000	*
Loss (gain) on disposal of assets and other	156	(1,271)	1,427	*
Operating income	20,716	17,326	3,390	19.6%
Interest expense	18,297	31,525	(13,228)	(42.0)%
Foreign exchange losses (gains) and other, net	10,233	(24,548)	34,781	*
Total other expense	28,530	6,977	21,553	*
Income (loss) before income taxes	(7,814)	10,349	(18,163)	(175.5)%
Income tax expense	11,062	6,637	4,425	*
Net income (loss)	$(18,876)	$3,712	$(22,588)	(608.5)%

Weighted average shares outstanding
Basic	10,212	5,747
Diluted	10,212	5,951
Earnings (loss) per share
Basic	$(1.85)	$0.65
Diluted	$(1.85)	$0.62
* not meaningful

Revenues
Our revenue for the year ended December 31, 2023 was $738.9 million, an increase of $39.0 million, or 5.6%, compared to the year ended December 31, 2022. For the year ended December 31, 2023, our Drilling and Completions segment, and Artificial Lift and Downhole segment comprised of 68.0% and 32.0% of our total revenues, respectively, compared to 69.1% and 30.9%, respectively, for the year ended December 31, 2022. The overall increase in revenues is primarily related to increases in the global rig count, with the increase in international rig count more than offsetting a decline in U.S. rig count in 2023 compared to 2022. The changes in revenues by operating segment consisted of the following:
Drilling and Completions segment — Revenues were $502.6 million for the year ended December 31, 2023, an increase of $19.1 million, or 3.9%, compared to the year ended December 31, 2022. This increase includes a $26.0 million, or 18.2%, increase in revenues for our Drilling product line primarily due to higher sales volumes of both consumable products and capital equipment driven by increased international market activity. The increase in segment revenues was partially offset by decreased revenues for our Subsea product line by $7.7 million, or 10.1%, from lower project revenue recognized from ROVs and cable management systems, partially offset by an increase in part sales.
Artificial Lift and Downhole segment — Revenues were $236.3 million for the year ended December 31, 2023, an increase of $19.8 million, or 9.1%, compared to the year ended December 31, 2022. Revenues for our Downhole product line increased by $5.5 million, or 6.4%, primarily due to higher sales volumes of artificial lift products in 2023 compared to 2022. Further, an increase of $12.1 million or 17.3%, was primarily due to the project revenue recognized from our process oil treatment equipment within our Production Equipment product line, and a $2.3 million or 3.7%, increase in sales of our valve products.
Segment operating income (loss) and segment operating margin percentage
Segment operating income for the year ended December 31, 2023 was $23.8 million compared to an income of $9.1 million for the year ended December 31, 2022. For the year ended December 31, 2023, segment operating margin percentage was 3.2% compared to 1.3% for the year ended December 31, 2022. Segment operating margin percentage is calculated by dividing segment operating income (loss) by revenues for the period. The change in operating income (loss) and operating margin percentage for each segment is explained as follows:
Drilling and Completions segment — Segment operating income was $19.4 million, or 3.9%, for the year ended December 31, 2023 compared to segment operating income of $23.0 million, or 4.7%, for the year ended December 31, 2022. The $3.5 million decrease in segment operating results was primarily attributable unfavorable sales mix, partially offset by increased operating leverage.
Artificial Lift and Downhole segment — Segment operating income was $31.6 million, or 13.4%, for the year ended December 31, 2023 compared to segment operating income of $20.4 million, or 9.4% for the year ended December 31, 2022. The $11.2 million increase in segment operating results was driven by the increase in revenues, lower freight costs, as well as increased operating leverage.
Corporate — Selling, general and administrative expenses for Corporate were $27.3 million for the year ended December 31, 2023, a $7.0 million decrease compared to the year ended December 31, 2022. This decrease was primarily related to lower variable compensation costs. Corporate costs include, among other items, payroll related costs for management, administration, finance, legal, and human resources personnel; professional fees for legal, accounting and related services; and marketing costs.

Other items not included in segment operating income (loss)
Several items are not included in segment operating income (loss), but are included in the total operating income. These items include Transaction expenses, Gain on sale-leaseback transactions and Loss (gain) on disposal of assets and other. For further information related to Gain on sale-leaseback transactions, see Notes 6 Property and Equipment and 9 Leases.
Other income and expense
Other income and expense includes interest expense and foreign exchange gains and losses.
We incurred $18.3 million of interest expense during the year ended December 31, 2023, a decrease of $13.2 million compared to the year ended December 31, 2022 due to the decline in the balance of our 2025 Notes upon conversion of $122.8 million aggregate principal amount of our 2025 Notes to common stock in January 2023. See Note 8 Debt for further details related to the 2025 Notes and Credit Facility.
The foreign exchange gains and losses are primarily the result of movements in the British pound, Euro and Canadian dollar relative to the U.S. dollar. These movements in exchange rates create foreign exchange gains or losses when applied to monetary assets or liabilities denominated in currencies other than the location’s functional currency, primarily U.S. dollar denominated cash, trade account receivables and net intercompany receivable balances for our entities using a functional currency other than the U.S. dollar.
Taxes
We recorded tax expense of $11.1 million for the year ended December 31, 2023 compared to a tax expense of $6.6 million for the year ended December 31, 2022. The estimated annual effective tax rates for the years ended December 31, 2023 and 2022 were impacted by losses in jurisdictions where the recording of a tax benefit is not available. Furthermore, the tax expense or benefit recorded can vary from period to period depending on the Company’s relative mix of earnings and losses by jurisdiction.
Liquidity and capital resources
Sources and uses of liquidity
Our internal sources of liquidity are cash on hand and cash flows from operations, while our primary external sources include trade credit, the Credit Facility, the 2025 Notes and the Seller Term Loan. Our primary uses of capital have been for inventory, sales on credit to our customers, maintenance and growth capital expenditures, and debt repayments. We continually monitor other potential capital sources, including equity and debt financing, to meet our investment and target liquidity requirements. Our future success and growth will be highly dependent on our ability to generate positive operating cash flow and access outside sources of capital.
We had outstanding $134.2 million principal amount of 2025 Notes and no borrowings under our Credit Facility as of December 31, 2023. The 2025 Notes mature in August 2025 and, subject to certain exceptions, the Credit Facility matures in September 2028. In January 2024, we entered into the Seller Term Loan in connection with the closing of the Variperm Acquisition, which has an initial principal amount of $60.0 million and matures in December 2026. We also borrowed $90.0 million under the Credit Facility to fund a portion of the purchase price of the Variperm Acquisition. See Notes 8 Debt and 18 Subsequent Events for further details related to the terms for our debt agreements.
As of December 31, 2023, we had cash and cash equivalents of $46.2 million and $147.1 million of availability under our Credit Facility. Upon closing of the Variperm Acquisition on January 4, 2024, our net availability under our Credit Facility was approximately $73.1 million. We anticipate that our future working capital requirements for our operations will fluctuate directionally with revenues. Furthermore, availability under our Credit Facility will fluctuate directionally based on the level of our eligible accounts receivable and inventory subject to applicable sublimits. In addition, we expect total 2024 capital expenditures to be approximately $10 million, consisting of, among other items, replacing end of life machinery and equipment.
We expect our available cash on-hand, cash generated by operations, and estimated availability under our Credit Facility to be adequate to fund current operations during the next 12 months. In addition, based on existing market conditions and our expected liquidity needs, among other factors, we may use a portion of our cash flows from operations, proceeds from divestitures, securities offerings or other eligible capital to reduce outstanding debt or repurchase shares of our common stock under our repurchase program.
In November 2021, our board of directors approved a program for the repurchase of outstanding shares of our common stock with an aggregate purchase amount of up to $10.0 million. Shares may be repurchased under the program from time to time, in amounts and at prices that the company deems appropriate, subject to market and business conditions, applicable legal requirements and other considerations. During 2023, we repurchased approximately 139 thousand shares of our common stock for aggregate consideration of approximately $3.5 million. Remaining authorization under this program is $2.4 million.
In January 2024, we completed the Variperm Acquisition for consideration of $150.0 million of cash (subject to customary purchase price adjustments) and 2.0 million shares of our common stock. We may pursue additional acquisitions in the future, which may be funded with cash and/or equity. Our ability to make significant acquisitions for cash may require us to pursue additional equity or debt financing, which we may not be able to obtain on terms acceptable to us or at all.
Our cash flows for the years ended December 31, 2023 and 2022 are presented below (in thousands):

	Year ended December 31,
	2023	2022
Net cash provided by (used in) operating activities	$8,183	$(17,054)
Net cash provided by (used in) investing activities	(6,573)	27,139
Net cash used in financing activities	(7,582)	(5,076)
Effect of exchange rate changes on cash	1,108	(838)
Net increase (decrease) in cash, cash equivalents and restricted cash	$(4,864)	$4,171
Net cash provided by (used in) operating activities
Net cash provided by operating activities was $8.2 million for the year ended December 31, 2023 compared to net cash used in $17.1 million for the year ended December 31, 2022. During the year ended December 31, 2023, net working capital cash usage was $21.5 million, primarily attributed to an increase in inventory to meet customer demand, compared to net working capital cash usage of $65.1 million for the year ended December 31, 2022. This improvement was partially offset by a decline in net income adjusted for non-cash items which provided $29.6 million of cash for the year ended December 31, 2023 compared to provided $48.1 million of cash for the year ended December 31, 2022.
Net cash provided by (used in) investing activities
Net cash used in investing activities was $6.6 million for the year ended December 31, 2023 including $7.9 million of capital expenditures, partially offset by $1.4 million of proceeds from the sale of property and equipment. Net cash provided by investing activities for the year ended December 31, 2022 including $32.1 million of cash proceeds from sale of land and buildings that were subsequently leased back, partially offset by $7.5 million of capital expenditures.
Net cash used in financing activities
Net cash used in financing activities was $7.6 million for the year ended December 31, 2023 including $6.0 million of cash used to repurchase of our common stock and $1.3 million of repayments of debt. Net cash used in financing activities was $5.1 million for the year ended December 31, 2022 including $3.8 million of cash used to repurchase of our common stock and $1.3 million of repayments of debt.
Off-balance sheet arrangements
As of December 31, 2023, we had no off-balance sheet instruments or financial arrangements, other than letters of credit entered into in the ordinary course of business. For additional information, refer to Note 12 Commitments and Contingencies.
Supplemental Guarantor Financial Information
The Company’s 2025 Notes are guaranteed by our domestic subsidiaries which are 100% owned, directly or indirectly, by the Company. The guarantees are full and unconditional, joint and several.
The guarantees of the 2025 Notes are (i) pari passu in right of payment with all existing and future senior indebtedness of such guarantor, including all obligations under our Credit Facility and the Seller Term Loan; (ii) secured by certain collateral of such guarantor, subject to permitted liens under the indenture governing the 2025 Notes; (iii) effectively senior to all unsecured indebtedness of that guarantor, to the extent of the value of the collateral securing the 2025 Notes (after giving effect to the liens securing our Credit Facility and any other senior liens on the collateral); and (iv) senior in right of payment to any future subordinated indebtedness of that guarantor.

In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries of the 2025 Notes, the non-guarantor subsidiaries of such notes will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Company or to any guarantors.
The 2025 Notes guarantees shall each be released upon (i) any sale or other disposition of all or substantially all of the assets of such guarantor (by merger, consolidation or otherwise) to a person that is not (either before or after giving effect to such transaction) the Company or a subsidiary, if the sale or other disposition does not violate the applicable provisions of the indenture governing such notes; (ii) any sale, exchange or transfer (by merger, consolidation or otherwise) of the equity interests of such guarantor after which the applicable guarantor is no longer a subsidiary, which sale, exchange or transfer does not violate the applicable provisions of the indenture governing such notes; (iii) legal or covenant defeasance or satisfaction and discharge of the indenture governing such notes; or (iv) dissolution of such guarantor, provided no default or event of default has occurred that is continuing.
The obligations of each guarantor of the 2025 Notes under its guarantee will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such guarantor (including, without limitation, any guarantees under the Credit Facility) and any collections from or payments made by or on behalf of any other guarantor in respect of the obligations of such other guarantor under its guarantee or pursuant to its contribution obligations under the applicable indenture, result in the obligations of such guarantor under its guarantee not constituting a fraudulent conveyance, fraudulent preference or fraudulent transfer or otherwise reviewable transaction under applicable law. Nonetheless, in the event of the bankruptcy, insolvency or financial difficulty of a guarantor, such guarantor’s obligations under its guarantee may be subject to review and avoidance under applicable fraudulent conveyance, fraudulent preference, fraudulent transfer and insolvency laws.
We are presenting the following summarized financial information for the Company and the subsidiary guarantors (collectively referred to as the “Obligated Group”) pursuant to Rule 13-01 of Regulation S-X, Guarantors and Issuers of Guaranteed Securities Registered or Being Registered. For purposes of the following summarized financial information, transactions between the Company and the subsidiary guarantors, presented on a combined basis, have been eliminated and information for the non-guarantor subsidiaries have been excluded. Amounts due to the non-guarantor subsidiaries and other related parties, as applicable, have been separately presented within the summarized financial information below.
Summarized financial information was as follows (in thousands):

	Year ended December 31,
(in thousands)	2023	2022
Revenues	$552,216	$547,256
Cost of sales	422,369	417,131
Operating income (loss)	5,304	35,321
Net income (loss)	(18,876)	3,712

	Year ended December 31,
(in thousands)	2023	2022
Current assets	$388,817	$378,812
Noncurrent assets	251,901	279,389

Current liabilities	144,493	175,155
Payables to non-guarantor subsidiaries	190,816	132,839
Noncurrent liabilities	178,811	293,150

Critical accounting policies and estimates
The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. In preparing our consolidated financial statements, we make judgments, estimates and assumptions affecting the amounts reported. We base our estimates on factors including historical experience and various assumptions that we believe are reasonable under the circumstances. These factors form the basis for making estimates about the carrying values of assets and liabilities that are not readily apparent from other sources. Certain accounting policies involve judgments and uncertainties to such an extent that there is a reasonable likelihood that materially different amounts could have been reported under different conditions, or if different assumptions had been used. We evaluate our estimates and assumptions on a regular basis. Actual results may differ from these estimates and assumptions used in preparation of our consolidated financial statements.
In order to provide a better understanding of how we make judgments, and develop estimates and assumptions about future events, we have described our most critical accounting policies and estimates used in preparation of our consolidated financial statements below.
Revenue recognition
Revenue is recognized in accordance with Accounting Standards Codification Topic (“ASC”) 606, when control of the promised goods or services is transferred to our customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services. For the year ended December 31, 2023, approximately 94% of our revenue was recognized from goods transferred to customers at a point in time while 6% of our revenue was recognized from goods transferred to customers over time.
Although terms of our contracts may vary considerably, the 6% of revenues recognized over time relate to certain contracts in our Subsea and Production Equipment product lines which are typically based on a fixed amount for the entire contract. Recognition over time for these contracts is supported by our assessment of the products supplied as having no alternative use to us and by clauses in the contracts that provide us with an enforceable right to payment for performance completed to date. We use the cost-to-cost method to measure progress for these contracts because it best depicts the transfer of assets to the customer which occurs as costs are incurred on the contract. The amount of revenue recognized is calculated based on the ratio of costs incurred to date compared to total estimated costs which requires management to calculate reasonably dependable estimates of total contract costs. Whenever revisions of estimated contract costs and contract values indicate that the contract costs will exceed estimated revenues, thus creating a loss, a provision for the total estimated loss is recorded in that period. We recognize revenue and cost of sales each period based upon the advancement of the work-in-progress unless the stage of completion is insufficient to enable a reasonably certain forecast of profit to be established. In such cases, no profit is recognized during the period.
Accounting estimates during the course of projects may change. The effect of such a change, which can be upward as well as downward, is accounted for in the period of change, and the cumulative income recognized to date is adjusted to reflect the latest estimates. These revisions to estimates are accounted for on a prospective basis.
Contracts are sometimes modified to account for changes in product specifications or requirements. Most of our contract modifications are for goods and services that are not distinct from the existing contract. As such, these modifications are accounted for as if they were part of the existing contract, and therefore, the effect of the modification on the transaction price and our measure of progress for the performance obligation to which it relates is recognized as an adjustment to revenue on a cumulative catch-up basis.
Inventories
Inventories, consisting of finished goods and materials and supplies held for resale, are carried at the lower of cost or net realizable value. We evaluate our inventories based on an analysis of stocking levels, historical sales levels and future sales forecasts, to determine obsolete, slow-moving and excess inventory. While we have policies for calculating and recording reserves against inventory carrying values, we exercise judgment in establishing and applying these policies.
As of December 31, 2023 and 2022, our inventory reserve balances were $38.2 million and $39.3 million, respectively. For the years ended December 31, 2023 and 2022, we recognized inventory write downs totaling $2.8 million and $2.7 million, respectively. These charges are all included in “Cost of sales” in the consolidated statements of comprehensive income (loss). See Note 5 Inventories for further information related to these charges.

Long-lived assets
As of December 31, 2023, our long-lived assets included property and equipment, definite lived intangibles, and operating lease right of use assets with balances of $61.4 million, $168.0 million and $55.4 million, respectively. Key estimates related to long-lived assets include useful lives and recoverability of carrying values and changes in such estimates could have a significant impact on financial results.
We review long-lived assets for potential impairment whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable. In performing the review for impairment, future cash flows expected to result from the use of the asset and its eventual disposal are estimated. If the undiscounted future cash flows are less than the carrying amount of the assets, there is an indication that the asset may be impaired. The amount of the impairment is measured as the difference between the carrying value and the estimated fair value of the asset. The fair value is determined either through the use of an external valuation, or by means of an analysis of discounted future cash flows based on expected utilization. The impairment loss recognized represents the excess of an assets’ carrying value as compared to its estimated fair value.
Income taxes
We follow the liability method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are determined based upon temporary differences between the carrying amounts and tax bases of our assets and liabilities at the balance sheet date, and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. We recognize deferred tax assets to the extent that we believe these assets are more likely than not to be realized. In making such a determination, we consider all available positive and negative evidence, including future reversals of existing temporary differences, projected future taxable income, tax-planning and recent operating results. Any changes in our judgment as to the realizability of our deferred tax assets are recorded as an adjustment to the deferred tax asset valuation allowance in the period the change occurs. For the year ended December 31, 2022, we recognized tax expense for valuation allowances totaling $8.1 million. See Note 10 Income Taxes for further information related to these charges.
The accounting guidance for income taxes requires that we recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. If a tax position meets the “more likely than not” recognition criteria, the accounting guidance requires the tax position be measured at the largest amount of benefit greater than 50% likely of being realized upon ultimate settlement. If management determines that likelihood of sustaining the realization of the tax benefit is less than or equal to 50%, then the tax benefit is not recognized in the consolidated financial statements.
We have operations in countries other than the U.S. Consequently, we are subject to the jurisdiction of a number of taxing authorities. The final determination of tax liabilities involves the interpretation of local tax laws, tax treaties, and related authorities in each jurisdiction. Changes in the operating environment, including changes in tax law or interpretation of tax law and currency repatriation controls, could impact the determination of our tax liabilities for a given tax year.
Recent accounting pronouncements
From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (“FASB”), which we adopt as of the specified effective date. Refer to Note 2 Summary of Significant Accounting Policies for information related to recent accounting pronouncements.
Cautionary note regarding forward-looking statements
This Annual Report on Form 10-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the Company’s control. All statements, other than statements of historical fact, included in this Annual Report on Form 10-K regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this Annual Report on Form 10-K, the words “will,” “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.
All forward-looking statements speak only as of the date of this Annual Report on Form 10-K. We disclaim any obligation to update or revise these statements unless required by law, and you should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this Annual Report on Form 10-K are reasonable, forward-

looking statements are not guarantees of future performance and involve risks and uncertainties that may cause actual results to differ materially from our plans, intentions or expectations. This may be the result of various factors, including, but not limited to, those factors discussed in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this Annual Report on Form 10-K.

Item 7A. Quantitative and qualitative disclosures about market risk
Not required under Regulation S-K for “smaller reporting companies.”

Item 8. Consolidated Financial Statements and Supplementary Data

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the shareholders and the Board of Directors of Forum Energy Technologies, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Forum Energy Technologies, Inc. and subsidiaries (the “Company”) as of December 31, 2023 and 2022, the related consolidated statements of comprehensive income (loss), changes in stockholders’ equity, and cash flows, for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2023, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 5, 2024, expressed an unqualified opinion on the Company’s internal control over financial reporting.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matter
The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.
Inventory — Refer to Notes 2 and 5 to the financial statements
Critical Audit Matter Description
Inventory consists of finished goods and materials and supplies which are carried at the lower of cost or net realizable value. The Company evaluates the net realizable values of inventories based on analysis of inventory levels including excess, obsolete and slow-moving items, historical sales experience and future sales forecasts. The Company’s evaluation of net realizable value is performed at each location and is based on information and assumptions specific to that location. Changes in these assumptions could have a significant impact on the recorded inventory amounts or the amount of inventory write-downs. The inventory, net balance at December 31, 2023 was $299.6 million and the amount of inventory reserve was $38.2 million.

Given the significant judgments and assumptions made by management in applying the methodology used to determine net realizable value, future sales forecasts, and the reports utilized to determine inventory levels and historical sales experiences, performing audit procedures required a high degree of auditor judgment and increased extent of effort.
How the Critical Audit Matter Was Addressed in the Audit
Our audit procedures related to the net realizable value of inventory included the following, among others:
•We made inquiries of business unit managers as well as executives, sales, and operations personnel about the expected product lifecycles and product development plans and historical usage by product.
•We have tested the forecasted demand by comparing internal and external information (e.g. historical usage, contracts, communications with customers, product development plans, and macroeconomic conditions) with the Company’s forecasted demand.
•We evaluated management’s overall forecasted demand by comparing actual results to historical forecasts.
•We considered the existence of contradictory evidence based on reading of internal communications to management and the board of directors, Company press releases, and analysts’ reports, as well as our observations and inquiries as to changes within the business.

/s/ Deloitte & Touche LLP

Houston, Texas
March 5, 2024 (May 8, 2024 as to the reclassification of segment information as described in Note 17)

We have served as the Company’s auditor since 2019.

Forum Energy Technologies, Inc. and subsidiaries
Consolidated statements of comprehensive income (loss)

	Year ended December 31,
(in thousands, except per share information)	2023	2022
Revenue	$738,864	$699,913
Cost of sales	534,711	511,387
Gross profit	204,153	188,526
Operating expenses
Selling, general and administrative expenses	180,389	179,471
Transaction expenses	2,892	—
Gain on sale-leaseback transactions	—	(7,000)
Loss (gain) on disposal of assets and other	156	(1,271)
Total operating expenses	183,437	171,200
Operating income	20,716	17,326
Other expense (income)
Interest expense	18,297	31,525
Foreign exchange losses (gains) and other, net	10,233	(24,548)
Total other expense, net	28,530	6,977
Income (loss) before income taxes	(7,814)	10,349
Income tax expense	11,062	6,637
Net income (loss)	$(18,876)	$3,712

Weighted average shares outstanding
Basic	10,212	5,747
Diluted	10,212	5,951

Earnings (loss) per share
Basic	$(1.85)	$0.65
Diluted	$(1.85)	$0.62

Other comprehensive income (loss), net of tax of $0:
Net income (loss)	$(18,876)	$3,712
Change in foreign currency translation	12,757	(28,713)
Gain (loss) on pension liability	(508)	2,256
Comprehensive loss	$(6,627)	$(22,745)
The accompanying notes are an integral part of these consolidated financial statements.

Forum Energy Technologies, Inc. and subsidiaries
Consolidated balance sheets

(in thousands, except share information)	December 31, 2023	December 31, 2022
Assets
Current assets
Cash and cash equivalents	$46,165	$51,029
Accounts receivable—trade, net of allowances of $10,850 and $10,690	146,747	154,247
Inventories, net	299,639	269,828
Prepaid expenses and other current assets	21,887	21,957
Costs and estimated profits in excess of billings	13,365	15,139
Accrued revenue	1,801	665
Total current assets	529,604	512,865
Property and equipment, net of accumulated depreciation	61,401	62,963
Operating lease assets	55,399	57,270
Deferred financing costs, net	1,159	1,166
Intangible assets, net	167,970	191,481
Deferred tax assets, net	368	184
Other long-term assets	5,160	8,828
Total assets	$821,061	$834,757
Liabilities and equity
Current liabilities
Current portion of long-term debt	$1,186	$782
Accounts payable—trade	125,918	118,261
Accrued liabilities	62,463	76,544
Deferred revenue	10,551	14,401
Billings in excess of costs and profits recognized	4,221	305
Total current liabilities	204,339	210,293
Long-term debt, net of current portion	129,567	239,128
Deferred tax liabilities, net	940	902
Operating lease liabilities	61,450	64,626
Other long-term liabilities	12,132	12,773
Total liabilities	408,428	527,722
Commitments and contingencies
Equity
Common stock, $0.01 par value, 14,800,000 shares authorized, 10,901,878 and 6,223,454 shares issued	109	62
Additional paid-in capital	1,369,288	1,253,613
Treasury stock at cost, 708,900 and 570,247 shares	(142,057)	(138,560)
Retained deficit	(699,471)	(680,595)
Accumulated other comprehensive loss	(115,236)	(127,485)
Total equity	412,633	307,035
Total liabilities and equity	$821,061	$834,757
The accompanying notes are an integral part of these consolidated financial statements.

Forum Energy Technologies, Inc. and subsidiaries
Consolidated statements of cash flows

	Year ended December 31,
(in thousands, except share information)	2023	2022
Cash flows from operating activities
Net income (loss)	$(18,876)	$3,712
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation expense	10,799	12,441
Amortization of intangible assets	23,929	24,537
Stock-based compensation expense	4,571	4,205
Inventory write downs	2,784	2,698
Provision for doubtful accounts	1,527	2,249
Deferred income taxes	(204)	(130)
Gain on sale-leaseback transactions	—	(7,000)
Other	5,116	5,350
Changes in operating assets and liabilities
Accounts receivable—trade	6,678	(34,802)
Inventories	(31,928)	(34,611)
Prepaid expenses and other current assets	2,686	590
Cost and estimated profits in excess of billings	2,144	(7,824)
Accounts payable, deferred revenue and other accrued liabilities	(4,894)	20,764
Billings in excess of costs and profits recognized	3,851	(9,233)
Net cash provided by (used in) operating activities	8,183	(17,054)
Cash flows from investing activities
Capital expenditures for property and equipment	(7,944)	(7,492)
Proceeds from sale of property and equipment	1,371	3,007
Acquisition of businesses, net of cash acquired	—	(485)
Proceeds from sale-leaseback transactions	—	32,109
Net cash provided by (used in) investing activities	(6,573)	27,139
Cash flows from financing activities
Borrowings on revolving Credit Facility	451,738	544,126
Repayments on revolving Credit Facility	(451,738)	(544,126)
Repurchases of stock	(5,996)	(3,826)
Payment of capital lease obligations	(1,275)	(1,250)
Deferred financing costs	(311)	—
Net cash used in financing activities	(7,582)	(5,076)

Effect of exchange rate changes on cash	1,108	(838)
Net increase (decrease) in cash, cash equivalents and restricted cash	(4,864)	4,171
Cash, cash equivalents and restricted cash at beginning of period	51,029	46,858
Cash, cash equivalents and restricted cash at end of period	$46,165	$51,029

Supplemental cash flow disclosures
Cash paid for interest	$17,088	$25,325
Cash paid (refunded) for income taxes	8,804	(383)
Noncash investing and financing activities
Operating lease assets obtained in exchange for lease obligations	$7,535	$40,516
Finance lease assets obtained in exchange for lease obligations	2,108	2,026
Accrued purchases of property and equipment	6	50
The accompanying notes are an integral part of these consolidated financial statements.

Forum Energy Technologies, Inc. and subsidiaries
Consolidated statements of changes in stockholders’ equity

(in thousands)	Common stock	Additional paid-in capital	Treasury stock	Retained deficit	Accumulated other comprehensive income / (loss)	Total common stockholders’ equity
Balance at December 31, 2021	$61	$1,249,962	$(135,562)	$(684,307)	$(101,028)	$329,126
Restricted stock issuance, net of forfeitures	1	(829)	—	—	—	(828)
Stock-based compensation expense	—	4,205	—	—	—	4,205
Liability awards converted to share settled	—	275	—	—	—	275
Treasury stock	—	—	(2,998)	—	—	(2,998)
Change in pension liability	—	—	—	—	2,256	2,256
Currency translation adjustment	—	—	—	—	(28,713)	(28,713)
Net income	—	—	—	3,712	—	3,712
Balance at December 31, 2022	$62	$1,253,613	$(138,560)	$(680,595)	$(127,485)	$307,035
Restricted stock issuance, net of forfeitures	1	(2,500)	—	—	—	(2,499)
Stock-based compensation expense	—	4,571	—	—	—	4,571
Treasury stock	—	—	(3,497)	—	—	(3,497)
Conversion of debt to common stock	46	113,604	—	—	—	113,650
Change in pension liability	—	—	—	—	(508)	(508)
Currency translation adjustment	—	—	—	—	12,757	12,757
Net loss	—	—	—	(18,876)	—	(18,876)
Balance at December 31, 2023	$109	$1,369,288	$(142,057)	$(699,471)	$(115,236)	$412,633
The accompanying notes are an integral part of these consolidated financial statements.

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements

1. Nature of Operations
Forum Energy Technologies, Inc. (the “Company,” “FET,” “we,” “our,” or “us”), a Delaware corporation, is a global manufacturing company serving the oil, natural gas, industrial and renewable energy industries. With headquarters located in Houston, Texas, FET provides value added solutions that increase the safety and efficiency of energy exploration and production.
2. Summary of Significant Accounting Policies
Basis of presentation
The Company’s accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Certain reclassifications have been made to prior year amounts to conform with the current year presentation.
Principles of consolidation
The consolidated financial statements include the accounts of the Company and its wholly and majority owned subsidiaries after elimination of intercompany balances and transactions.
Use of estimates
The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.
In the preparation of these consolidated financial statements, estimates and assumptions have been made by management including, among others, an assessment of percentage of completion of projects based on costs to complete contracts, the selection of useful lives of tangible and intangible assets, expected future cash flows from long lived assets to support impairment tests, provisions necessary for trade receivables, amounts of deferred taxes and income tax contingencies. Actual results could differ from these estimates.
The financial reporting of contracts depends on estimates, which are assessed continually during the term of those contracts. The amounts of revenues and income recognized are subject to revisions as the contract progresses to completion and changes in estimates are reflected in the period in which the facts that give rise to the revisions become known. Additional information that enhances and refines the estimating process that is obtained after the balance sheet date, but before issuance of the consolidated financial statements, is reflected in the consolidated financial statements.
Cash and cash equivalents
Cash and cash equivalents consist of cash on deposit and high quality, short-term money market instruments with an original maturity of three months or less. Cash equivalents are based on quoted market prices, a Level 1 fair value measure.
Accounts receivable-trade
Trade accounts receivables are carried at their estimated collectible amounts. Trade credit is generally extended on a short-term basis; thus receivables do not bear interest, although a finance charge may be applied to amounts past due. We maintain an allowance for doubtful accounts for estimated losses that may result from the inability of our customers to make required payments. Such allowances are based upon several factors including, but not limited to, credit approval practices, industry and customer historical experience as well as the current and projected financial condition of the specific customer. Accounts receivable outstanding longer than contractual terms are considered past due. We write-off accounts receivable to the allowance for doubtful accounts when they become uncollectible. Any payments subsequently received on receivables previously written-off are credited to bad debt expense.

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)
The changes in allowance for doubtful account during the years ended December 31, 2023 and 2022 were as follows (in thousands):

Period ended	Balance at beginning of period	Charged to expense	Deductions or other	Balance at end of period
December 31, 2022	11,114	2,249	(2,673)	10,690
December 31, 2023	10,690	1,527	(1,367)	10,850
Inventories
Inventories, consisting of finished goods and materials and supplies held for resale, are carried at the lower of cost or net realizable value. For certain operations, cost, which includes the cost of raw materials and labor for finished goods, is determined using standard cost which approximates a first-in first-out basis. For other operations, this cost is determined on an average cost, first-in first-out or specific identification basis. Net realizable value means estimated selling price in the ordinary course of business, less reasonably predictable cost of completion, disposal, and transportation. We continuously evaluate inventories based on an analysis of inventory levels, historical sales experience and future sales forecasts, to determine obsolete, slow-moving and excess inventory.
For the years ended December 31, 2023 and 2022, we recognized inventory write downs totaling $2.8 million and $2.7 million, respectively. These charges are all included in cost of sales in the consolidated statements of comprehensive income (loss). See Note 5 Inventories for further information related to these charges.
Property and equipment
Property and equipment are stated at cost less accumulated depreciation. Finance leases of property and equipment are stated at the present value of future minimum lease payments. Expenditures for property and equipment and for items which substantially increase the useful lives of existing assets are capitalized at cost and depreciated over their estimated useful life utilizing the straight-line method. Routine expenditures for repairs and maintenance are expensed as incurred. Depreciation is computed using the straight-line method based on the estimated useful lives of assets, generally two to 30 years. Property and equipment held under finance leases are amortized straight-line over the shorter of the lease term or estimated useful life of the asset. Gains or losses resulting from the disposition of assets are recognized in income with the related asset cost and accumulated depreciation removed from the balance sheet. Assets acquired in connection with business combinations are recorded at fair value.
We review long-lived assets for potential impairment whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable. In performing the review for impairment, future cash flows expected to result from the use of the asset and its eventual disposal are estimated. If the undiscounted future cash flows are less than the carrying amount of the assets, there is an indication that the asset may be impaired. The amount of the impairment is measured as the difference between the carrying value and the estimated fair value of the asset. The fair value is determined either through the use of an external valuation, or by means of an analysis of discounted future cash flows based on expected utilization.
Lease obligations
We determine if an arrangement is a lease at inception. Leases with an initial term of 12 months or less are not recorded in our consolidated balance sheets. Leases with an initial term greater than 12 months are recognized in our consolidated balance sheets based on lease classification as either operating or financing. Operating leases are included in operating lease assets, accrued liabilities and operating lease liabilities. Finance leases are included in property and equipment, current portion of long-term debt, and long-term debt. Some of our lease agreements include lease and non-lease components for which we have elected to not separate for all classes of underlying assets. Our lease agreements do not contain any material residual value guarantees or material restrictive covenants. We sublease certain real estate to third parties when we have no future use for the property.
Our lease portfolio primarily consists of operating leases for certain manufacturing facilities, warehouses, service facilities, office spaces, equipment and vehicles. Operating lease assets and operating lease liabilities are recognized based on the present value of the future minimum lease payments at the commencement date. As most of our leases do not provide an implicit rate, we use our incremental borrowing rate based on the information available at the commencement date in determining the present value of future payments. Our leases have

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)
remaining terms of one to 11 years and may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. The operating lease assets also include any upfront lease payments made and exclude lease incentives and initial direct costs incurred. Lease expense for operating leases is recognized on a straight-line basis over the lease term.
We review operating lease assets for potential impairment whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable. In performing the review for impairment, future cash flows expected to result from the use of the asset and its eventual disposal are estimated. If the undiscounted future cash flows are less than the carrying amount of the asset, there is an indication that the asset may be impaired. The amount of the impairment is measured as the difference between the carrying value and the estimated fair value of the asset. The fair value is determined by means of an analysis of discounted future cash flows based on expected utilization.
Intangible assets
Intangible assets with definite lives are comprised of customer and distributor relationships, patents and technology, trade names, trademarks and non-compete agreements which are amortized on a straight-line basis over the life of the intangible asset, generally five to 35 years. These assets are tested for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. In performing the review for impairment, future cash flows expected to result from the use of the asset are estimated. If the undiscounted future cash flows are less than the carrying amount of the asset, there is an indication that the asset may be impaired. The amount of the impairment is measured as the difference between the carrying value and the estimated fair value of the asset. The fair value is determined either through the use of an external valuation, or by means of an analysis of discounted future cash flows. The impairment loss recognized represents the excess of an asset’s carrying value as compared to its estimated fair value.
Recognition of provisions for contingencies
In the ordinary course of business, we are subject to various claims, suits and complaints. We, in consultation with internal and external legal advisors, will provide for a contingent loss in the consolidated financial statements if, at the date of the consolidated financial statements, it is probable that a liability has been incurred and the amount can be reasonably estimated. If it is determined that the reasonable estimate of the loss is a range and that there is no best estimate within that range, a provision will be made for the lower amount of the range. Legal costs are expensed as incurred.
An assessment is made of the areas where potential claims may arise under contract warranty clauses. Where a specific risk is identified, and the potential for a claim is assessed as probable and can be reasonably estimated, an appropriate warranty provision is recorded. Warranty provisions are eliminated at the end of the warranty period except where warranty claims are still outstanding. The liability for product warranty is included in accrued liabilities in the consolidated balance sheets.
Revenue recognition and deferred revenue
Revenue is recognized in accordance with Accounting Standards Codification Topic (“ASC”) 606, when control of the promised goods or services is transferred to our customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services.
Contract Identification. We account for a contract when it is approved, both parties are committed, the rights of the parties are identified, payment terms are defined, the contract has commercial substance and collection of consideration is probable.
Performance Obligations. A performance obligation is a promise in a contract to transfer a distinct good or service to the customer under ASC 606. The majority of our contracts with customers contain a single performance obligation to provide agreed-upon products or services. For contracts with multiple performance obligations, we allocate revenue to each performance obligation based on its relative standalone selling price. In accordance with ASC 606, we do not assess whether promised goods or services are performance obligations if they are immaterial in the context of the contract with the customer. We have elected to apply the practical expedient to account for shipping and handling costs associated with outbound freight after control of a product has transferred to a customer as a fulfillment cost which is included in cost of sales. Furthermore, since our customer payment terms are short-term in nature, we have also elected to apply the practical expedient which allows an entity to not adjust for the effects of a

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)
significant financing component if it expects that the customer’s payment period will be less than one year in duration.
Contract Value. Revenue is measured based on the amount of consideration specified in the contracts with our customers and excludes any amounts collected on behalf of third parties. We have elected the practical expedient to exclude amounts collected from customers for all sales (and other similar) taxes.
The estimation of total revenue from a customer contract is subject to elements of variable consideration. Certain customers may receive rebates or discounts which are accounted for as variable consideration. We estimate variable consideration as the most likely amount to which we expect to be entitled, and we include estimated amounts in the transaction price to the extent it is probable that a significant reversal of cumulative revenue will not occur when the uncertainty associated with the variable consideration is resolved. Our estimate of variable consideration and determination of whether to include estimated amounts in the transaction price are based largely on an assessment of our anticipated performance and all information (historic, current, forecast) that is reasonably available to us.
Timing of Recognition. We recognize revenue when we satisfy a performance obligation by transferring control of a product or service to a customer. Our performance obligations are satisfied at a point in time or over time as work progresses.
Revenue from goods transferred to customers at a point in time accounted for 94% of revenues for the year ended December 31, 2023. The majority of this revenue is product sales, which are generally recognized when items are shipped from our facilities and title passes to the customer. The amount of revenue recognized for products is adjusted for expected returns, which are estimated based on historical data.
Revenue from goods transferred to customers over time accounted for 6% of revenues for the year ended December 31, 2023, which is related to certain contracts in our Subsea and Production Equipment product lines. Recognition over time for these contracts is supported by our assessment of the products supplied as having no alternative use to us and by clauses in the contracts that provide us with an enforceable right to payment for performance completed to date. We use the cost-to-cost method to measure progress for these contracts because it best depicts the transfer of assets to the customer which occurs as costs are incurred on the contract. The amount of revenue recognized is calculated based on the ratio of costs incurred to-date compared to total estimated costs which requires management to calculate reasonably dependable estimates of total contract costs. Whenever revisions of estimated contract costs and contract values indicate that the contract costs will exceed estimated revenues, thus creating a loss, a provision for the total estimated loss is recorded in that period. We recognize revenue and cost of sales each period based upon the advancement of the work-in-progress unless the stage of completion is insufficient to enable a reasonably certain forecast of profit to be established. In such cases, no profit is recognized during the period.
Accounting estimates during the course of projects may change, primarily related to our remotely operated vehicles (“ROVs”) which may take longer to manufacture. The effect of such a change, which can be upward as well as downward, is accounted for in the period of change, and the cumulative income recognized to date is adjusted to reflect the latest estimates. These revisions to estimates are accounted for on a prospective basis.
Contracts are sometimes modified to account for changes in product specifications or requirements. Most of our contract modifications are for goods and services that are not distinct from the existing contract. As such, these modifications are accounted for as if they were part of the existing contract, and therefore, the effect of the modification on the transaction price and our measure of progress for the performance obligation to which it relates is recognized as an adjustment to revenue on a cumulative catch-up basis. No adjustment to any one contract was material to our consolidated financial statements for the years ended December 31, 2023 and 2022.
We sell our products through a number of channels including a direct sales force, marketing representatives, and distributors. We have elected to expense sales commissions when incurred as the amortization period would be less than one year. These costs are recorded within cost of sales.
Portfolio Approach. We have elected to apply ASC 606 to a portfolio of contracts with similar characteristics as we reasonably expect that the effects on the financial statements of applying this guidance to the portfolio would not differ materially from applying this guidance to the individual contracts within that portfolio.

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)
Disaggregated Revenue. Refer to Note 17 Business Segments for disaggregated revenue by product line and geography.
Contract Balances. Contract balances are determined on a contract by contract basis. Contract assets represent revenue recognized for goods and services provided to our customers when payment is conditioned on something other than the passage of time. Similarly, when we receive consideration, or such consideration is unconditionally due, from a customer prior to transferring goods or services to the customer under the terms of a sales contract, we record a contract liability. Such contract liabilities typically result from billings in excess of costs incurred and advance payments received on product sales.
Concentration of credit risk
Trade accounts receivable are financial instruments which potentially subject the Company to credit risk. Trade accounts receivable consist of uncollateralized receivables from domestic and international customers. For the years ended December 31, 2023 and 2022, no customer accounted for 10% or more of the total revenue or 10% or more of the total accounts receivable balance at the end of the respective period.
Stock-based compensation
We measure all stock-based compensation awards at fair value on the date they are granted to employees and directors, and recognize compensation cost over the requisite service period for awards with only a service condition, and over a graded vesting period for awards with service and performance or market conditions.
The fair value of stock-based compensation awards with market conditions is measured using a Monte Carlo Simulation model and, in accordance with ASC 718, is not adjusted based on actual achievement of the performance goals. The Black-Scholes option pricing model is used to measure the fair value of options. Forfeitures are accounted for as they occur.
Income taxes
We follow the liability method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are determined based upon temporary differences between the carrying amounts and tax bases of our assets and liabilities at the balance sheet date, and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in the tax rates is recognized in income in the period in which the change occurs. We record a valuation allowance in each reporting period when management believes that it is more likely than not that any deferred tax asset created will not be realized. See Note 10 Income Taxes for more information on valuation allowances recognized.
Accounting guidance for income taxes requires that we recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. If a tax position meets the “more likely than not” recognition criteria, accounting guidance requires the tax position be measured at the largest amount of benefit greater than 50% likely of being realized upon ultimate settlement.
Non-U.S. local currency translation
We have global operations and the majority of our non-U.S. operations have designated the local currency as the functional currency. Realized and unrealized gains and losses resulting from re-measurements of monetary assets and liabilities denominated in a currency other than the local entity’s functional currency are included in the consolidated statements of comprehensive income (loss) as incurred.
Financial statements of our foreign operations where the functional currency is not the U.S. dollar are translated into U.S. dollars using the current rate method whereby assets and liabilities are translated at the balance sheet rate and income and expenses are translated at the average exchange rates in effect during the period. The resultant translation adjustments are reported as a component of accumulated other comprehensive loss within equity in our consolidated balance sheets.
Fair value
The carrying amounts for financial instruments classified as current assets and current liabilities approximate fair value, due to the short maturity of such instruments. The book values of other financial instruments, such as our debt related to the Credit Facility, approximates fair value because interest rates charged are similar to other financial instruments with similar terms and maturities and the rates vary in accordance with a market index.

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)
For financial assets and liabilities disclosed at fair value, fair value is determined as the exit price, or the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The established fair value hierarchy divides fair value measurement into three broad levels:
•Level 1 - inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date;
•Level 2 - inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly; and
•Level 3 - inputs are unobservable for the asset or liability, which reflect the best judgment of management.
The financial assets and liabilities that are disclosed at fair value for disclosure purposes are categorized in one of the above three levels based on the lowest level input that is significant to the fair value measurement in its entirety. Level 1 provides the most reliable measure of fair value, whereas Level 3 generally requires significant management judgment.
Recent accounting pronouncements
From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (“FASB”), which the Company adopts as of the specified effective date. Unless otherwise discussed, management believes that the impact of recently issued standards, which are not yet effective, will not have a material impact on the Company’s consolidated financial statements upon adoption.
Accounting Standards Adopted in 2023
Inflation Reduction Act of 2022. In August 2022, the Inflation Reduction Act of 2022 (“IRA”) was signed into law. The IRA, among other provisions, imposes a 15% corporate alternative minimum tax on the adjusted financial statement income of certain large corporations effective for tax years beginning after December 31, 2022 and a 1% excise tax on stock repurchases made by publicly traded U.S. corporations after December 31, 2022. The adoption of this standard did not have a material impact on our consolidated financial statements.
Reference Rate Reform (Topic 848). In March 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2020-04, which provides temporary, optional practical expedients and exceptions to enable a smoother transition to the new reference rates which will replace the London Interbank Offered Rate (“LIBOR”) and other reference rates expected to be discontinued. In January 2021, the FASB issued ASU 2021-01, which expanded the scope to include derivative instruments impacted by the discounting transition. In December 2022, the FASB issued ASU 2022-06, which extended the temporary accounting rules from December 31, 2022 to December 31, 2024. Effective April 2023, the Company transitioned its Credit Facility from LIBOR to the Secured Overnight Financing Rate (“SOFR”). The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.
Accounting Standards Issued But Not Yet Adopted
Segment Reporting (Topic 280). In November 2023, FASB issued ASU 2023-07, which improves reportable segment disclosure requirements, primarily through enhanced disclosures about significant expenses. This update is effective retrospectively for fiscal years beginning after December 15, 2023, and interim periods within fiscal years after December 15, 2024, early adoption is permitted. The Company is in the process of evaluating the impact it may have on our consolidated financial statements.
Income Taxes (Topic 740). In December 2023, FASB issued ASU 2023-09, which improves income tax disclosures. This update is effective for fiscal years beginning after December 15, 2025, early adoption is permitted. This update should be applied prospectively but retrospective application is permitted. The Company is in the process of evaluating the impact it may have on our consolidated financial statements.

3. Revenues
Disaggregated revenues
Refer to Note 17 Business Segments for disaggregated revenues by product line and geography.
Contract balances
The following table reflects the changes in our contract assets and contract liabilities balances for the years ended December 31, 2023 and 2022:

	December 31, 2023	December 31, 2022	Increase / (Decrease)
			$	%
Accrued revenue	$1,801	$665
Costs and estimated profits in excess of billings	13,365	15,139
Contract assets - current	15,166	15,804
Contract assets - non-current	1,828	2,638
Contract assets	$16,994	$18,442	$(1,448)	(8)%

Deferred revenue	$10,551	$14,401
Billings in excess of costs and profits recognized	4,221	305
Contract liabilities	$14,772	$14,706	$66	—%
During the year ended December 31, 2023, our contract assets decreased by $1.4 million and our contract liabilities increased by $0.1 million primarily due to the timing of milestone billings in our Subsea product line. The noncurrent portion of contract assets is recorded on the consolidated balance sheets as other Iong-term assets.
During the year ended December 31, 2023, we recognized revenue of $13.1 million that was included in the contract liability balance at the beginning of the period.
Substantially all of our contracts are less than one year in duration. As such, we have elected to apply the practical expedient which allows an entity to exclude disclosures about its remaining performance obligations if the performance obligation is part of a contract that has an original expected duration of one year or less.
4. Acquisition
On November 1, 2023, the Company and its wholly owned subsidiary entered into a purchase agreement with Variperm Holdings Ltd. (“Variperm”) and its shareholders to acquire all of the issued and outstanding common shares of Variperm (the “Variperm Acquisition”). The transaction closed on January 4, 2024. Variperm, headquartered in Canada, is a manufacturer of downhole technology solutions, providing sand and flow control products for heavy oil applications.
Total consideration for the Variperm Acquisition includes approximately $150.0 million of cash and 2.0 million shares of the Company’s common stock, subject to customary purchase price adjustments set forth in the purchase agreement. In connection with the closing, to fund the cash portion of the purchase price, the Company borrowed $90.0 million under its senior secured asset-based lending facility (“Credit Facility”) on January 2, 2024 and entered into a $60.0 million second lien seller term loan credit agreement (“Seller Term Loan”) on January 4, 2024.

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)
5. Inventories
The Company’s significant components of inventories at December 31, 2023 and 2022 were as follows (in thousands):

	December 31,
	2023	2022
Raw materials and parts	$92,563	$94,182
Work in process	28,693	27,489
Finished goods	216,570	187,448
Total Inventories	337,826	309,119
Less: inventory reserve	(38,187)	(39,291)
Inventories, net	$299,639	$269,828
The changes in inventory reserve during the two-year period ended December 31, 2023 were as follows (in thousands):

Period ended	Balance at beginning of period	Charged to expense	Deductions or other	Balance at end of period
December 31, 2022	$62,885	$2,698	$(26,292)	$39,291
December 31, 2023	39,291	2,784	(3,888)	38,187
6. Property and Equipment
Property and equipment consisted of the following (in thousands):

	Estimated useful lives	December 31,
		2023	2022
Land		$4,843	$4,763
Buildings and leasehold improvements	5-30	46,596	49,705
Computer equipment	3-5	44,944	42,545
Machinery & equipment	5-10	119,687	117,145
Other	2-10	18,115	15,292
Construction in progress		1,562	4,530
		235,747	233,980
Less: accumulated depreciation		(174,346)	(171,017)
Property and equipment, net		$61,401	$62,963
Depreciation expense was $10.8 million and $12.4 million for the years ended December 31, 2023 and 2022, respectively.
During 2022, the Company disposed land and buildings related to a sale-leaseback transaction with a net book value of approximately $25.1 million and received net proceeds of $32.1 million. The Company recognized a gain of $7.0 million as a result, which is reported in operating expense in the consolidated statements of comprehensive income (loss).

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)
7. Intangible Assets
At December 31, 2023 and 2022, intangible assets consisted of the following (in thousands):

	December 31, 2023
	Cost	Accumulated amortization	Net	Amortization period (in years)
Customer relationships	$267,838	$(164,672)	$103,166	10 - 35
Patents and technology	89,151	(41,189)	47,962	5 - 19
Non-compete agreements	190	(190)	—	5
Trade names	42,847	(28,974)	13,873	7 - 19
Trademark	5,089	(2,120)	2,969	15
Total intangible assets	$405,115	$(237,145)	$167,970

	December 31, 2022
	Cost	Accumulated amortization	Net	Amortization period (in years)
Customer relationships	$266,537	$(147,496)	$119,041	10 - 35
Patents and technology	88,863	(35,298)	53,565	5 - 19
Non-compete agreements	188	(188)	—	5
Trade names	42,638	(27,071)	15,567	7 - 19
Trademark	5,089	(1,781)	3,308	15
Total intangible assets	$403,315	$(211,834)	$191,481

Intangible assets with definite lives are tested for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable.
Amortization expense was $23.9 million and $24.5 million for the years ended December 31, 2023 and 2022, respectively. The estimated future amortization expense for the next five years is as follows (in thousands):

Year ending December 31,	Amount
2024	$22,938
2025	21,608
2026	20,356
2027	19,296
2028	17,997

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)
8. Debt
Notes payable and lines of credit consisted of the following as of (in thousands):

	December 31,
	2023	2022
2025 Notes	$134,208	$256,970
Unamortized debt discount	(5,074)	(15,314)
Debt issuance cost	(1,245)	(3,759)
Credit Facility	—	—
Other debt	2,864	2,013
Total debt	130,753	239,910
Less: current portion	(1,186)	(782)
Long-term debt, net of current portion	$129,567	$239,128
2025 Notes
Our 9.00% convertible secured notes due August 2025 (“2025 Notes”), of which $134.2 million principal amount was outstanding at December 31, 2023, pay interest at the rate of 9.00%, of which 6.25% is payable in cash and 2.75% is payable in cash or additional notes, at the Company’s option. The 2025 Notes are secured by a first lien on substantially all of the Company’s assets, except for Credit Facility priority collateral, which secures the 2025 Notes on a second lien basis. During January 2023, $122.8 million or 48% of the then-outstanding principal amount of the 2025 Notes mandatorily converted into approximately 4.5 million shares of common stock.
Credit Facility
In November 2023, the Credit Facility was modified to (i) permit the Variperm Acquisition, (ii) permit the incurrence of new secured notes in an amount not to exceed $200.0 million (which notes will, in part, refinance the 2025 Notes) and (iii) update the applicable base rate for loans denominated in Canadian dollars from CDOR to term Canadian Overnight Repo Rate Average (“CORRA”); and effective upon consummation of the Variperm Acquisition, (a) extend the maturity date of the Credit Facility to September 8, 2028, (b) permit the incurrence of the Seller Term Loan in an amount not to exceed $60.0 million in connection with the consummation of the Variperm Acquisition, and (c) increase the aggregate revolving commitments from $179.0 million to $250.0 million.
Following such amendment, our Credit Facility provides revolving credit commitments of $250.0 million (with a sublimit of up to $70.0 million available for the issuance of letters of credit for the account of the Company and certain of its domestic subsidiaries) (“U.S. Line”), of which up to $50.0 million is available to certain of our Canadian subsidiaries for loans in U.S. or Canadian dollars (with a sublimit of up to $10.0 million available for the issuance of letters of credit for the account of our Canadian subsidiaries) (the “Canadian Line”). Lender commitments under the Credit Facility, subject to certain limitations, may be increased by an additional $100.0 million. The Credit Facility matures in September 2028.
Availability under the Credit Facility is subject to a borrowing base calculated by reference to eligible accounts receivable in the U.S., Canada and certain other jurisdictions (subject to a cap) and eligible inventory in the U.S. and Canada. Our borrowing capacity under the Credit Facility could be reduced or eliminated, depending on future fluctuations in our receivables and inventory. As of December 31, 2023, our total borrowing base was $167.4 million, of which no amount was drawn and $20.3 million was used as security for outstanding letters of credit, resulting in remaining availability of $147.1 million.
Borrowings under the U.S. Line bear interest at a rate equal to, at our option, either (a) the SOFR, subject to a floor of 0.00%, plus a margin of 2.25% to 2.75%, or (b) a base rate plus a margin of 1.25% to 1.75%, in each case based upon the Company’s quarterly total net leverage ratio. The U.S. line base rate is determined by reference to the greatest of (i) the federal funds rate plus 0.50% per annum, (ii) the one-month adjusted term SOFR plus 1.00% per annum, and (iii) the “prime rate” of interest announced by Wells Fargo Bank, National Association, subject to a floor of 0.00%.

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)
Borrowings under the Canadian Line bear interest at a rate equal to, at our Canadian borrowers’ option, either (a) CORRA, subject to a floor of 0.00%, plus a margin of 2.25% to 2.75%, or (b) a base rate plus a margin of 1.25% to 1.75%, in each case based upon the Company’s quarterly net leverage ratio. The Canadian Line base rate is determined by reference to the greater of (i) the Floor, (ii) the one-month CORRA and (iii) the prime rate for Canadian dollar commercial loans made in Canada as reported by Thomson Reuters, subject to a floor of 0.00%.
The weighted average interest rate under the Credit Facility was approximately 8.36% and 6.83% for the years ended December 31, 2023 and 2022.
The Credit Facility also provides for a commitment fee in the amount of (a) 0.375% on the unused portion of revolving commitments if average usage of the Credit Facility is greater than 50% and (b) 0.500% on the unused portion of revolving commitments if average usage of the Credit Facility is less than or equal to 50%.
If excess availability under the Credit Facility falls below the greater of 12.5% of the borrowing base and $31.25 million, we will be required to maintain a fixed charge coverage ratio of at least 1.00:1.00 as of the end of each fiscal quarter until excess availability under the Credit Facility exceeds such threshold for 60 consecutive days.
Subject to customary exceptions, all obligations under the Credit Facility are guaranteed, jointly and severally, by our wholly-owned U.S. subsidiaries and, in the case of the Canadian Line, our wholly-owned Canadian subsidiaries, and are secured by substantially all assets of each such entity and the Company, subject to customary exclusions.
The Credit Facility contains various covenants that, among other things, limit our ability (none of which are absolute) to incur additional indebtedness or issue certain preferred shares, grant certain liens, make certain loans and investments, pay dividends, make distributions or make other restricted payments, enter into mergers or acquisitions unless certain conditions are satisfied, change our lines of business, prepay certain indebtedness, enter into certain affiliate transactions or engage in certain asset dispositions.
If an event of default exists under the Credit Facility, the lenders will have the right to accelerate the maturity of the obligations outstanding under the Credit Facility and exercise other rights and remedies. Obligations outstanding under the Credit Facility, however, will be automatically accelerated upon an event of default arising from a bankruptcy or insolvency event. An event of default includes, among other things, nonpayment of principal, interest, fees or other amounts within certain grace periods; representations and warranties proving to be untrue in any material respect; failure to perform or otherwise comply with covenants in the Credit Facility or other loan documents, subject, in certain instances, to grace periods; cross-defaults to certain other indebtedness if such default occurs at the final maturity of such indebtedness or if the effect of such default is to cause, or permit the holders of such indebtedness to cause, the acceleration of such indebtedness; bankruptcy or insolvency events; material monetary judgment defaults; invalidity or unenforceability of the Credit Facility or any other loan document; and the occurrence of a Change of Control (as defined in the Credit Facility).
Other Debt
Other debt consists of various finance leases of equipment. See Note 18 Subsequent Events for further information related to the Seller Term Loan entered into on January 4, 2024.

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)
Future principal payments under long-term debt for each of the years ending December 31 are as follows (in thousands):

Year ending December 31,	Amount
2024	$1,347
2025	135,492
2026	415
2027	93
2028	—
Thereafter	—
Total future payment	$137,347
Less: unamortized debt discount	(5,074)
Less: debt issuance cost	(1,245)
Less: present value discount on finance leases	(275)
Total debt	$130,753
9. Leases
Our lease portfolio primarily consists of operating leases for certain manufacturing facilities, warehouses, service facilities, office spaces, equipment and vehicles. The following table summarizes the supplemental consolidated balance sheet information related to leases as of December 31, 2023 and 2022 (in thousands):

		December 31,
	Classification	2023	2022
Assets
Operating lease assets	Operating lease assets	$55,399	$57,270
Finance lease assets	Property and equipment, net	3,063	2,500
Total lease assets		$58,462	$59,770

Liabilities
Current
Operating	Accrued liabilities	$9,200	$8,776
Finance	Current portion of long-term debt	1,186	782
Noncurrent
Operating	Operating lease liabilities	61,450	64,626
Finance	Long-term debt, net of current portion	1,678	1,231
Total lease liabilities		$73,514	$75,415

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)
The following table summarizes the components of lease expenses (in thousands):

		Year ended December 31,
Lease Cost	Classification	2023	2022
Operating lease cost	Cost of sales and Selling, general and administrative expenses	$14,641	$11,591
Finance lease cost
Amortization of leased assets	Selling, general and administrative expenses	1,265	887
Interest on lease liabilities	Interest expense	180	77
Sublease income	Cost of sales and Selling, general and administrative expenses	(1,238)	(2,437)
Net lease cost		$14,848	$10,118
The maturities of lease liabilities as of December 31, 2023 are as follows (in thousands):

	Operating Leases	Finance Leases	Total
2024	$13,312	$1,347	$14,659
2025	12,674	1,284	13,958
2026	11,650	415	12,065
2027	11,098	93	11,191
2028	9,297	—	9,297
Thereafter	32,977	—	32,977
Total lease payments	91,008	3,139	94,147
Less: present value discount	(20,358)	(275)	(20,633)
Present value of lease liabilities	$70,650	$2,864	$73,514
The following table summarizes the weighted-average remaining term and weighted average discount rates related to leases as of December 31, 2023 and 2022:

	Year ended December 31,
	2023	2022
Weighted-average remaining lease term (years)
Operating leases	7.9	8.8
Financing leases	2.3	2.8
Weighted-average discount rate
Operating leases	6.60%	6.58%
Financing leases	6.89%	6.43%

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)
The following table summarizes the supplemental cash flow information related to leases for the years ended December 31, 2023 and 2022 (in thousands):

	Year ended December 31,
	2023	2022
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$14,027	$11,518
Operating cash flows from finance leases	180	78
Financing cash flows from finance leases	1,247	1,184
Sale-leaseback transactions
During 2022, the Company sold and leased back land and buildings for net proceeds of $32.1 million. The initial annual rent for the assets is $2.7 million with initial term of 12 years, subject to annual increase. The transactions met the requirements of sale-leaseback accounting. The related assets were removed from property and equipment and the appropriate operating lease asset and liabilities of approximately $24.8 million were recorded in the consolidated balance sheets.
10. Income Taxes
The components of income (loss) before income taxes were as follows (in thousands):

	Year ended December 31,
	2023	2022
U.S.	$(43,450)	$(43,587)
Non-U.S.	35,636	53,936
Income (loss) before income taxes	$(7,814)	$10,349
The components of income tax expense (benefit) were as follows (in thousands):

	Year ended December 31,
	2023	2022
Current
U.S. federal and state	$101	$196
Non-U.S.	11,165	6,571
Total current	11,266	6,767
Deferred
U.S. federal and state	85	26
Non-U.S.	(289)	(156)
Total deferred	(204)	(130)
Income tax expense	$11,062	$6,637

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)
The reconciliation between the actual provision for income taxes and that computed by applying the U.S. statutory rate to loss before income taxes are outlined below (in thousands):

	Year ended December 31,
	2023		2022
Income tax benefit at the statutory rate	$(1,641)	21.0%	$2,173	21.0%
State taxes, net of federal tax benefit	(114)	1.5%	879	8.5%
Non-U.S. operations	(274)	3.5%	(7,242)	(70.0)%
Domestic incentives	448	(5.7)%	166	1.6%
Prior year federal, non-U.S. and state tax	3,536	(45.3)%	(591)	(5.7)%
Nondeductible expenses	806	(10.3)%	3,157	30.5%
Valuation allowance	8,313	(106.4)%	8,077	78.0%
Other	(12)	0.1%	18	0.2%
Income tax expense	$11,062	(141.6)%	$6,637	64.1%
Our effective tax rate was 141.6% and 64.1% for the years ended December 31, 2023 and 2022, respectively.
The tax expense for the years ended December 31, 2023 and 2022 includes an increase in our valuation allowance of $8.3 million and $8.1 million, respectively, consisting of a full valuation allowance against our deferred tax assets in the U.S., U.K., Germany, Singapore, China and Saudi Arabia as further described below under the primary components of deferred taxes.
The Organization for Economic Co-operation and Development (“OECD”) introduced Base Erosion and Profit Shifting (“BEPS”) Pillar 2 rules that impose a global minimum tax rate of 15%. Numerous countries, including European Union member states, have enacted or are expected to enact legislation to be effective as early as January 1, 2024, with general implementation of a global minimum tax by January 1, 2025. We are currently evaluating the potential impact on our consolidated financial statements and related disclosures. This may have an impact on our future effective tax rate.

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)
The primary components of deferred taxes include (in thousands):

	December 31,
	2023	2022
Deferred tax assets
Reserves and accruals	$3,821	$3,940
Operating lease liabilities	17,384	17,596
Inventories	10,170	12,964
Stock awards	1,829	1,862
Net operating loss and other tax carryforwards	160,127	124,024
Goodwill and intangible assets	20,091	26,607
Fair value discount on 2025 Notes	19,751	26,301
Property and equipment	6,619	4,570
Other	5,896	3,991
Gross deferred tax assets	245,688	221,855
Valuation allowance	(231,907)	(208,139)
Total deferred tax assets	$13,781	$13,716

Deferred tax liabilities
Operating lease assets	$(13,903)	$(13,989)
Prepaid expenses and other	(450)	(445)
Total deferred tax liabilities	(14,353)	(14,434)
Net deferred tax liabilities	$(572)	$(718)
Goodwill from certain acquisitions is tax deductible due to the acquisition structure as an asset purchase or due to tax elections made by the Company and the respective sellers at the time of acquisition.
We have deferred tax assets related to net operating loss and other tax carryforwards in the U.S., and in certain states and foreign jurisdictions. We recognize deferred tax assets to the extent that we believe these assets are more likely than not to be realized.
At December 31, 2023, we had $316.4 million of U.S. net operating loss carryforwards and $10.0 million of state net operating losses. Of these losses, $33.5 million will expire no later than 2037 if they are not utilized prior to that date. The remaining $292.9 million will not expire. We also had $227.6 million of non-U.S. net operating loss carryforwards with indefinite expiration dates. In addition to our net operating loss carryforwards, we also had U.S. interest limitation carryforwards of $36.0 million with indefinite expiration dates. The ultimate realization of income tax benefits for these net operating loss and interest limitation carryforwards depends on our ability to generate sufficient taxable income in the respective taxing jurisdictions. Because of the change of ownership provisions of the Tax Reform Act of 1986, use of a portion of our domestic net operating losses may be limited in future periods depending upon future changes in ownership. Where we have unrecognized tax benefits in jurisdictions with existing net operating losses, we utilize the unrecognized tax benefits as a source of income to offset such losses. We do not anticipate being able to fully utilize all of the losses prior to their expiration in the following jurisdictions: the U.S, the U.K, Germany, Singapore, China and Saudi Arabia.
During 2023, we recognized $8.3 million of tax expense related to the increase in our valuation allowance provided against our deferred tax assets to write down our deferred tax assets in these jurisdictions to what is more likely than not realizable. We increased our valuation allowance related to our U.S. and foreign deferred tax assets by $6.5 million and $1.8 million, respectively. In making such a determination for each of these jurisdictions, we considered all available positive and negative evidence, including our recent history of pretax losses over the prior three year period, the goodwill and intangible asset impairments for various reporting units, the future reversals of existing taxable temporary differences, the projected future taxable income or loss and tax-planning. We intend to continue maintaining a full valuation allowance on our deferred tax assets until there is sufficient evidence to support the reversal of all or some portion of these allowances. However, given our current earnings and anticipated future earnings, we believe that there is a reasonable possibility that within the next 12 months, sufficient positive

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)
evidence may become available to allow us to reach a conclusion that a portion of the valuation allowance will no longer be needed. Release of the valuation allowance would result in the recognition of certain deferred tax assets and a decrease to income tax expense for the period the release is recorded. However, the exact timing and amount of the valuation allowance release are subject to change on the basis of the level of profitability that we are able to actually achieve.
Deferred tax liabilities arising from the difference between the financial reporting and income tax bases inherent in our foreign subsidiaries, referred to as outside basis differences, have not been provided for U.S. income tax purposes because we do not intend to sell, liquidate or otherwise trigger the recognition of U.S. taxable income with regard to our investment in these foreign subsidiaries. Determining the amount of U.S. deferred tax liabilities associated with outside basis differences is not practicable at this time.
We file income tax returns in the U.S. as well as in various states and non-U.S. jurisdictions. With few exceptions, we are no longer subject to income tax examination by tax authorities in these jurisdictions prior to 2016.
We account for uncertain tax positions in accordance with guidance in ASC Topic 740, which prescribes the minimum recognition threshold a tax position taken or expected to be taken in a tax return is required to meet before being recognized in the financial statements. A reconciliation of the beginning and ending amount of uncertain tax positions is as follows (in thousands):

2023 Activity	Amount
Balance at January 1, 2023	$10,512
Additional based on tax positions related to prior years	501
Additional based on tax positions related to current year	1,477
Lapse of statute of limitations	(1,587)
Balance at December 31, 2023	$10,903
The total amount of unrecognized tax benefits at December 31, 2023 was $10.9 million, of which it is reasonably possible that $4.4 million could be settled during the next twelve-month period as a result of the conclusion of various tax audits or due to the expiration of the applicable statute of limitations. We estimate that $8.0 million of the unrecognized tax benefits at December 31, 2023, excluding consideration of valuation allowance, would impact our future effective income tax rate, if recognized.
We recognize interest and penalties related to uncertain tax positions within the provision for income taxes in the consolidated statements of comprehensive income (loss). As of December 31, 2023 and 2022, we had accrued approximately $0.3 million and $0.4 million in interest and penalties, respectively. During the years ended December 31, 2023 and 2022, we recognized no material change in the interest and penalties related to uncertain tax positions.
11. Fair Value Measurements
The Company had zero outstanding balance under the Credit Facility at December 31, 2023 and December 31, 2022. The Credit Facility incurs interest at a variable interest rate and therefore, the carrying amount approximates fair value. The fair value of the debt is classified as a Level 2 measurement because interest rates charged are similar to other financial instruments with similar terms and maturities.
The fair value of the Company’s Senior Notes is estimated using Level 2 inputs in the fair value hierarchy and is based on quoted prices for those or similar instruments. At December 31, 2023, the fair value and the carrying value of the Company’s 2025 Notes approximated $130.9 million and $127.9 million, respectively. At December 31, 2022, the fair value and the carrying value of the Company’s 2025 Notes approximated $272.8 million and $237.9 million, respectively.
There were no other significant outstanding financial instruments as of December 31, 2023 and 2022 that required measuring the amounts at fair value on a recurring basis. The Company did not change its valuation techniques associated with recurring fair value measurements from prior periods and there were no transfers between levels of the fair value hierarchy during the years ended December 31, 2023 and 2022.

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)
12. Commitments and Contingencies
Litigation
In the ordinary course of business, the Company is, and in the future, could be involved in various pending or threatened legal actions, some of which may or may not be covered by insurance. Management has reviewed such pending judicial and legal proceedings, the reasonably anticipated costs and expenses in connection with such proceedings, and the availability and limits of insurance coverage, and has established reserves that are believed to be appropriate in light of those outcomes that are believed to be probable and can be estimated. The reserves accrued at December 31, 2023 and 2022 are immaterial. In the opinion of management, the Company’s ultimate liability, if any, with respect to these actions is not expected to have a material adverse effect on the Company’s financial position, results of operations or cash flows.
Asbestos litigation
One of our subsidiaries has been named as one of many defendants in a number of product liability claims for alleged exposure to asbestos used in valves. These lawsuits are typically filed on behalf of plaintiffs who allege exposure to asbestos, against numerous defendants, often forty or more, who are alleged to have manufactured or distributed products containing asbestos. The injuries alleged by plaintiffs in these cases range from mesothelioma and other cancers to asbestosis. The earliest claims against our subsidiary were filed in New Jersey in 1998, and our subsidiary currently has active cases in New Jersey, New York, and Illinois. These complaints do not typically include requests for a specific amount of damages. Our subsidiary acquired the trademark for the product line in question in 1985. To date, most of the claims against our subsidiary alleging illnesses due to asbestos have generally been based on products manufactured by the previous owner prior to 1985 that are alleged to have contained asbestos. Many claimants alleging illnesses due to asbestos sue on the basis of exposure prior to 1985, as by that date the hazards of asbestos exposure were well known and asbestos had begun to fall into disuse. Our subsidiary has been successful in obtaining dismissals in most lawsuits without any cash contribution including because the “successor liability” law in most states does not hold a purchaser in good faith liable for the actions of the seller prior to the acquisition date unless the purchaser contractually assumed the liabilities, which our subsidiary did not. There are exceptions to the successor liability doctrine in many states, so there are no assurances that our subsidiary will not be found liable for the actions of its predecessor. The law in other states on so called “successor liability” may be different or ambiguous in this regard, and could also expose our subsidiary to liability. Our subsidiary could also be found liable should a trier of fact reject our subsidiary’s position that it is not responsible for the alleged asbestos injuries, such as in a case where a plaintiff alleges post-1985 exposure. To date, asbestos claims had no material adverse effect on our business, financial condition, results of operations, or cash flow, as our annual out-of-pocket costs over the last five years have been less than $300,000. There were approximately 22 new cases filed against our subsidiary in each of last two years, and a significant number of existing cases were dismissed, settled or otherwise disposed of over the last year. We currently have fewer than 110 lawsuits pending against this subsidiary. Our subsidiary has over $17 million in face amount of insurance per occurrence and over $23 million of aggregate primary insurance coverage. In addition, our subsidiary has over $950 million in face amount of excess coverage applicable to the claims. There can be no guarantee that all of this can be collected due to policy terms and conditions and insurer insolvencies in the past or in the future. In January 2011, we entered into an agreement with seven of our primary insurers under which they have agreed to pay 80% of the costs of handling and settling each asbestos claim against the affected subsidiary. The insurers’ portion of the settlements is funded by our primary insurance limits, which are eroded only by settlements and not legal fees. Approximately $2.1 million in settlements has been paid by insurers and our subsidiary to date, with approximately $100,000 paid over the course of the last two years. Our subsidiary and the subscribing insurers have the right to withdraw from this agreement, but to date, no party has exercised this right or expressed an intent to do so.
Tenaris litigation
In October of 2017, one of our subsidiaries, Global Tubing LLC (“Global Tubing”), filed suit against Tenaris Coiled Tubes, LLC and Tenaris, S.A. (together “Tenaris”) in the United States District Court for the Southern District of Texas seeking a declaration that its DURACOILTM products do not infringe certain Tenaris patents related to coiled tubing. Tenaris filed counterclaims against Global Tubing alleging DURACOILTM products infringe three patents. Tenaris sought unspecified damages and a permanent injunction. In response, Global Tubing alleged that its products do not infringe and the Tenaris patents are invalid and unenforceable. On March 20, 2023, the court agreed with Global Tubing, finding all patents unenforceable and dismissing all Tenaris infringement claims. Global Tubing intends to seek an award of its attorneys’ fees and costs incurred as a result of the litigation. Tenaris has appealed the final judgment and Global Tubing has filed a cross-appeal.

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)
Portland Harbor Superfund
One of the Company’s dormant subsidiaries is one of several named defendants in a suit filed by the Port of Portland, Oregon in May 2009 seeking reimbursement of costs related to an environmental study at the Port of Portland, and in March 2010, was identified as a potentially responsible party by the EPA with respect to the Portland Harbor Superfund Site. The subsidiary is indemnified for environmental contamination losses by a third party that has assumed responsibility and is providing a defense of the claims. Based on information currently available, the Company does not believe that these matters will have a material adverse effect on the financial condition, results of operations, cash flows or capital expenditures of the Company.
Operating leases
The Company has operating leases for warehouses, office space, manufacturing facilities and equipment. The leases generally require the Company to pay certain expenses including taxes, insurance, maintenance, and utilities. See Note 9 Leases for further information.
Letters of credit and guarantees
The Company executes letters of credit in the normal course of business to secure the delivery of product from specific vendors and also to guarantee the Company fulfills certain performance obligations relating to certain large contracts. At December 31, 2023, the Company had $20.3 million in letters of credit outstanding.
13. Earnings (Loss) Per Share
The reconciliation of basic and diluted earnings per share for each period presented was as follows (dollars and shares in thousands, except per share amounts):

	Year ended December 31,
	2023	2022
Net income (loss) attributable to common stockholders	$(18,876)	$3,712

Basic - weighted average shares outstanding	10,212	5,747
Dilutive effect of stock options and restricted stock	—	204
Dilutive effect of convertible 2025 Notes	—	—
Diluted - weighted average shares outstanding	10,212	5,951

Earnings (loss) per share
Basic	$(1.85)	$0.65
Diluted	$(1.85)	$0.62
For the year ended December 31, 2023, we excluded all potentially dilutive restricted shares and stock options in calculating diluted earnings per share as the effect was anti-dilutive due to net losses incurred for the period. For 2022, the diluted earnings per share calculation excludes approximately 84 thousand shares because they were anti-dilutive. For the year ended December 31, 2022, we excluded the assumed conversion of the 2025 Notes in calculating diluted earnings per share as the effect was anti-dilutive. Diluted earnings per share was calculated using treasury stock method for the restricted shares and stock options; and if-converted method for the convertible notes.
14. Employee Benefits
We sponsor a 401(k) savings plan for U.S. employees and similar savings plans for certain non-U.S. employees. These plans benefit eligible employees by allowing them the opportunity to make contributions up to certain limits. We contribute by matching a percentage of each employee’s contributions. Subsequent to the closing of all acquisitions, employees of those acquired entities will generally be eligible to participate in the Company’s 401(k) savings plan. We also have the discretion to provide a profit sharing contribution to each participant depending on the Company’s performance for the applicable year. The expense under the Company’s retirement plan was $4.4 million and $3.4 million for the years ended December 31, 2023 and 2022, respectively.

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)
15. Long-Term Incentive Compensation
Stock-based compensation
In August 2010, we adopted the 2010 Stock Incentive Plan (“2010 Plan”) to allow for employees, directors and consultants of the Company and its subsidiaries to share in stock ownership in the Company through the award of stock options, restricted stock, restricted stock units, performance shares or any combination thereof. Under the terms of the 2010 Plan, a total of 925 thousand shares were authorized for issuance pursuant to awards.
In connection with the adoption of the 2016 Plan (as described below), no further awards will be granted under the 2010 Plan, but outstanding awards under the 2010 Plan will continue to be governed by its terms. In May 2016, we adopted a new 2016 Stock and Incentive Plan (the “2016 Plan”), under which we initially reserved a total of 285 thousand shares. Our stockholders approved amendments to the 2016 Plan in May 2019, May 2020 and May 2022, increasing the shares authorized for issuance thereunder to 605 thousand shares. Approximately 152 thousand shares remained available under the 2016 Plan for future grants as of December 31, 2023.
The total amount of stock based compensation expense recorded was $4.6 million and $4.2 million for the years ended December 31, 2023 and 2022, respectively. As of December 31, 2023, the Company expects to record stock based compensation expense of approximately $5.2 million over a weighted average remaining term of approximately two years. Future grants will result in additional compensation expense.
Stock options
The exercise price of each option is based on the fair market value of the Company’s stock at the date of grant. Options generally have a ten-year life and vest annually in equal increments over four years. Our policy for issuing stock upon a stock option exercise is to issue new shares. Compensation expense is recognized on a straight line basis over the vesting period. The following table provides additional information related to stock options:

2023 Activity	Number of shares (in thousands)	Weighted average exercise price	Weighted average remaining term (in years)	Aggregate intrinsic value (in millions)
Outstanding at December 31, 2022	53	$349.07	2.5	$—
Granted	—	$—
Exercised	—	$—
Forfeited/expired	(7)	$521.00
Outstanding at December 31, 2023	46	$322.88	1.9	$—
Exercisable at December 31, 2023	46	$322.88	1.9	$—
The intrinsic value is the amount by which the fair value of the underlying share exceeds the exercise price of the stock option. No stock options were exercised in 2023 or 2022.
As of December 31, 2023 and 2022, the share price of the Company was less than the exercise price for all outstanding stock options. Therefore, the intrinsic value for stock options outstanding and exercisable was zero as of each such date. No stock options were granted in 2023 or 2022.
Restricted stock
Restricted stock generally vests over a period of one to four years from the date of grant. The following table provides additional information related to our restricted stock:

2023 Activity	Restricted stock (shares in thousands)
Nonvested at December 31, 2022	—
Granted	7
Vested	—
Nonvested at December 31, 2023	7

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)
Restricted stock units
Restricted stock units generally vest over a three or four year period from the date of grant. The following table provides additional information related to our restricted stock units:

2023 Activity	Restricted stock units (shares in thousands)
Nonvested at December 31, 2022	412
Granted	174
Vested	(236)
Forfeited	(2)
Nonvested at December 31, 2023	348
Of the restricted stock units granted during 2023, 87 thousand shares vest ratably over three years. The remaining 87 thousand shares are performance restricted stock units to employees (assuming target performance) that vest based upon the total shareholder return of the Company’s common stock as compared to a group of peer companies over three different performance periods. The performance periods run from January 1, 2023 through December 31, 2023, January 1, 2023 through December 31, 2024 and January 1, 2023 through December 31, 2025, and 1/3 of each award is allocated to each performance period. The performance restricted stock units may settle for between 0% and 200% of the target units granted in shares of the Company’s common stock.
The weighted average grant date fair value of the restricted stock units was $31.70 and $18.94 per share during the years ended December 31, 2023, and 2022, respectively. The total grant date fair value of units vested was $3.8 million and $4.3 million during 2023 and 2022, respectively.
16. Related Party Transactions
The Company has sold and purchased inventory, services and fixed assets to and from affiliates of certain directors. The dollar amounts related to these related party activities are not significant to our consolidated financial statements.
17. Business Segments
In the first quarter 2024, following the Variperm Acquisition, we aligned our reportable segments with business activity drivers and the manner in which management reviews and evaluates operating performance. FET now operates in the following two reportable segments: (1) Drilling and Completions and (2) Artificial Lift and Downhole. Our historical results of operations were recast retrospectively to reflect these changes in accordance with U.S. GAAP.
The Drilling and Completions segment designs, manufactures and supplies products and solutions to the drilling, subsea, coiled tubing, well stimulation and intervention markets, including applications in oil and natural gas, renewable energy, defense and communications. The Artificial Lift and Downhole segment designs, manufactures and supplies products and solutions for the artificial lift, production and infrastructure markets.
The Company’s reportable segments are strategic units that offer distinct products and services. They are managed separately since each business segment requires different marketing strategies. Operating segments have not been aggregated as part of a reportable segment. The Company evaluates the performance of its reportable segments based on operating income. This segmentation is representative of the manner in which our Chief Operating Decision Maker and our board of directors view the business. We consider the Chief Operating Decision Maker to be the Chief Executive Officer.
The amounts indicated below as “Corporate” relate to costs and assets not allocated to the reportable segments.

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)
Summary financial data by reportable segment follows (in thousands):

	Year ended December 31,
	2023	2022
Revenue
Drilling and Completions	$502,622	$483,557
Artificial Lift and Downhole	236,312	216,506
Eliminations	(70)	(150)
Total revenue	$738,864	$699,913

Segment operating income (loss)
Drilling and Completions	$19,434	$22,956
Artificial Lift and Downhole	31,583	20,367
Corporate	(27,253)	(34,268)
Total segment operating income	23,764	9,055
Transaction expenses	2,892	—
Gain on sale-leaseback transactions	—	(7,000)
Loss (gain) on disposal of assets and other	156	(1,271)
Operating income	$20,716	$17,326

Depreciation and amortization
Drilling and Completions	$29,164	$30,497
Artificial Lift and Downhole	5,318	6,147
Corporate	246	334
Total depreciation and amortization	$34,728	$36,978
A summary of capital expenditures by reportable segment is as follows (in thousands):

	Year ended December 31,
Capital expenditures	2023	2022
Drilling and Completions	$6,444	$6,224
Artificial Lift and Downhole	753	893
Corporate	747	375
Total capital expenditures	$7,944	$7,492
A summary of consolidated assets by reportable segment is as follows (in thousands):

	Year ended December 31,
Assets	2023	2022
Drilling and Completions	$615,033	$628,470
Artificial Lift and Downhole	178,785	174,209
Corporate	27,243	32,078
Total assets	$821,061	$834,757
Corporate assets primarily include cash, certain prepaid expenses and deferred loan costs.

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)
A summary of long-lived assets by geography is as follows (in thousands):

	December 31,
Long-lived assets	2023	2022
United States	$251,901	$279,390
Europe	24,846	26,962
Canada	11,131	11,659
Asia-Pacific	67	20
Middle East	3,508	3,806
Latin America	4	55
Total long-lived assets	$291,457	$321,892
The following table presents our revenues disaggregated by geography based on shipping destination (in thousands):

	Year ended December 31,
	2023		2022
Revenue	$	%	$	%
United States	$455,871	61.7%	$470,765	67.3%
Middle East	89,346	12.1%	51,891	7.4%
Europe & Africa	64,245	8.7%	57,533	8.2%
Canada	52,833	7.2%	48,279	6.9%
Asia-Pacific	38,624	5.2%	36,832	5.3%
Latin America	37,945	5.1%	34,613	4.9%
Total Revenue	$738,864	100.0%	$699,913	100.0%
The following table presents our revenues disaggregated by product line (in thousands):

	Year ended December 31,
	2023		2022
Revenue	$	%	$	%
Drilling	$168,547	22.9%	$142,578	20.4%
Subsea	68,478	9.3%	76,189	10.9%
Stimulation and Intervention	158,296	21.4%	156,170	22.3%
Coiled Tubing	107,301	14.5%	108,620	15.5%
Downhole	90,448	12.2%	84,987	12.1%
Production Equipment	81,989	11.1%	69,914	10.0%
Valve Solutions	63,875	8.6%	61,605	8.8%
Eliminations	(70)	—%	(150)	—%
Total revenue	$738,864	100.0%	$699,913	100.0%

Forum Energy Technologies, Inc. and subsidiaries
Notes to consolidated financial statements (continued)
18. Subsequent Events
On January 4, 2024, the Company entered into the Seller Term Loan in connection with the closing of the Variperm Acquisition, which has an initial principal amount of $60.0 million and matures in December 2026. The Seller Term Loan bears interest at the rate of (i) 11.0% per year for the period commencing on the Closing Date to (but excluding) the first anniversary of the Closing Date, (ii) 17.0% per annum for the period commencing on the first anniversary of the Closing Date to (but excluding) the second anniversary of the Closing Date and (iii) 17.5% per annum for the period commencing on the second anniversary of the Closing Date to (but excluding) the maturity date.